UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN A PROXY STATEMENT

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Exchange Act of 1934

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PerkinElmer, Inc.

(Name of Registrant as Specified In Its Charter)

Not applicable.

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March 18, 2005

Dear Shareholder:

We cordially invite you to attend the 2005 annual meeting of shareholders of PerkinElmer, Inc. to be held on Tuesday, April 26, 2005, at 10:30 a.m. at the company’s corporate offices at 45 William Street, Wellesley, Massachusetts.

The enclosed notice of annual meeting and proxy statement contain information about matters to be considered at the annual meeting, and a map with directions to the meeting is on the back cover of the proxy statement. Only shareholders and their proxies are invited to attend the annual meeting.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the meeting, I hope you will review carefully the attached proxy materials and vote as soon as possible. We urge you to complete, sign and return the enclosed proxy card or to vote over the Internet or by telephone, so that your shares will be represented and voted at the annual meeting.

Thank you for your continued support of PerkinElmer.

Sincerely,

Gregory L. Summe

Chairman, Chief Executive Officer and President

Notice of Annual Meeting

and

Proxy Statement 2005

PerkinElmer, Inc.

Corporate Offices

45 William Street

Wellesley, Massachusetts 02481

Page

EXECUTIVE COMPENSATION	21
Summary Compensation	21
Pension Plans	22
Employees Retirement Plan	22
Supplemental Executive Retirement Plan	23
Pension Plan Table Annual Estimated Benefits Provided by the Combined PerkinElmer, Inc. Employees Retirement Plan and Supplemental Executive Retirement Plan	24
Employment and Other Agreements	24
Option Grants	26
Option Exercises and Fiscal Year End Values	26
Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values	26
Long-Term Incentive Plans – Awards in Last Fiscal Year	27

PROPOSAL NO. 2 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS	28

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP TO SERVE AS OUR INDEPENDENT AUDITORS FOR THE CURRENT FISCAL YEAR.	28

PROPOSAL NO. 3 APPROVAL OF THE PERKINELMER, INC. 2005 INCENTIVE PLAN	28
Background	28
2005 plan – Link to Shareholder Interests and Emerging Governance Principles	29
Description of the 2005 Plan	30
Types of Awards	30
Stock Available for Awards	31
Eligibility to Receive Awards	32
Plan Benefits	32
Administration	32
Amendment or Termination	33
Federal Income Tax Consequences	33
Incentive Stock Options	33
Nonstatutory Stock Options	34
Stock Appreciation Rights	34
Performance Awards	34
Restricted Stock Awards	34
Other Stock-Based Awards	34
Deferred Compensation	35
Tax Consequences to PerkinElmer	35

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE PERKINELMER, INC. 2005 INCENTIVE PLAN.	35
Equity Compensation Plan Information	35
Tabular Data	35
Non-Shareholder Approved Plans	36
Life Sciences Incentive Plan	36
Other Plans	36

OTHER MATTERS	37

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	37

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING OF SHAREHOLDERS	37

APPENDIX A PERKINELMER, INC. 2005 INCENTIVE PLAN	A-1

APPENDIX B FORM OF PROXY	B-1

NOTICE OF ANNUAL MEETING

To the Shareholders of PerkinElmer, Inc.:

The annual meeting of the shareholders of PerkinElmer, Inc. will be held at the company’s corporate offices, located at 45 William Street, Wellesley, Massachusetts, on Tuesday, April 26, 2005, at 10:30 a.m., to consider and act upon the following:

1.	A proposal to elect nine nominees for director for terms of one year each;

2.	A proposal to ratify the selection of Deloitte & Touche LLP as PerkinElmer’s independent auditors for the current fiscal year;

3.	A proposal to approve the PerkinElmer, Inc. 2005 Incentive Plan; and

4.	Such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Our board of directors has no knowledge of any other business to be transacted at the meeting.

Our board of directors has fixed the close of business on February 28, 2005 as the record date for the determination of shareholders entitled to receive this notice and to vote at the meeting.

All shareholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

GREGORY L. SUMME

Chief Executive Officer and President

March 18, 2005

Admission to the meeting will require an admission ticket and picture identification. If you are a shareholder of record, an admission ticket is attached to the proxy card sent with this notice of annual meeting. If you hold stock in “street name” through a nominee, a bank or brokerage account, you are required to bring proof of your beneficial ownership of our common stock on the record date, as well as picture identification, to the meeting. If you arrive without the appropriate proof of ownership, you will not be admitted to the meeting unless we can verify that you were a PerkinElmer shareholder as of the record date for the meeting. Cameras, cell phones, recording equipment and other electronic devices will not be permitted at the meeting.

RETURN ENCLOSED PROXY CARD

Whether or not you expect to attend this meeting, please complete, date, and sign the enclosed proxy card and mail it promptly in the enclosed envelope. No postage is required if mailed in the United States. Prompt response is important and your cooperation will be appreciated. If the envelope is lost, return the card to Mellon Investor Services, Proxy Processing, P.O. Box 3810, South Hackensack, NJ 07606-9210.

PROXY STATEMENT

General

PerkinElmer, Inc. has prepared this proxy statement to provide our shareholders with information pertaining to the matters to be voted on at our annual meeting of shareholders to be held on Tuesday, April 26, 2005 at 10:30 a.m., at the company’s corporate offices, located at 45 William Street, Wellesley, Massachusetts, and at any adjournment of that meeting. The date of this proxy statement is March 18, 2005, the approximate date on which we first sent or gave the proxy statement and form of proxy to our shareholders.

This proxy is solicited on behalf of our board of directors.    Our board of directors requests that you sign and return your proxy card promptly. You have the right to revoke your proxy and change your vote at any time prior to its exercise at the meeting by filing written notice with the Clerk of PerkinElmer, by signing and delivering a new proxy card bearing a later date, or by casting your vote in person at the meeting. It is important to sign and return your proxy card. It helps to establish a quorum so that the meeting may be held and permits your votes to be cast in accordance with your directions.

We will bear the expenses connected with this proxy solicitation. We expect to pay brokers, nominees, fiduciaries, and other custodians their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. We have engaged Georgeson Shareholder Communications, Inc. of New York, New York to assist us in soliciting proxies from brokers, nominees, fiduciaries, and custodians and will pay Georgeson $7,500 and out-of-pocket expenses for its efforts. In addition to the use of the mails, our directors, officers, and employees may, without additional remuneration, solicit proxies in person or by use of other communications media.

Our stock transfer books will not be closed. However, our board of directors has fixed the close of business on February 28, 2005 as the record date for determining the shareholders entitled to receive notice of, and to vote their shares at, the meeting. On the record date, there were 129,516,888 shares of our common stock outstanding and entitled to vote. Each share of common stock carries the right to cast one vote on each of the proposals presented for shareholder action, with no cumulative voting.

We previously mailed to shareholders or are enclosing with this proxy statement our annual report to shareholders for 2004. The annual report is not part of, or incorporated by reference in, this proxy statement.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: PerkinElmer, Inc., 45 William Street, Wellesley, Massachusetts 02481, Telephone: (781) 237-5100, Attention: Investor Relations. If you want to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Proposals

The proposals being presented for shareholder action are set forth on your proxy card and are discussed in detail on the following pages. Shares that you have the power to vote that are represented by proxy will be voted at the meeting in accordance with your instructions indicated on the enclosed proxy card.

The first proposal is to elect nine directors for terms of one year each. You may grant or withhold authority to vote your shares to elect all nine nominees by marking the appropriate box on the proxy card. Should you desire to withhold authority to vote for one or more nominees, please identify the exceptions in the appropriate space provided on the proxy card. Your shares will be voted as you indicate on the proxy card. If you sign and return your proxy card and make no indication on the proxy card concerning this item, your shares will be voted “FOR” electing all nine nominees named in this proxy statement.

The second proposal is a proposal to ratify the selection of Deloitte & Touche LLP as our independent auditors for the current fiscal year ending January 1, 2006. The proxy card provides you with the opportunity to vote for or against this proposal or to abstain from voting on this proposal. Your shares will be voted as you indicate on the proxy card. If you sign and return your proxy card and make no indication on the proxy card concerning this proposal, your shares will be voted “FOR” the second proposal.

The third proposal is a proposal to approve the adoption of the PerkinElmer, Inc. 2005 Incentive Plan, further described on the following pages. The proxy card provides you with the opportunity to vote for or against adopting this proposal or to abstain from voting on this proposal. Your shares will be voted as you indicate on the proxy card. If you sign and return your proxy card and make no indication on the proxy card concerning this proposal, your shares will be voted “FOR” the third proposal.

Management does not anticipate a vote on any other proposal at the meeting. If, however, another proposal is properly brought before the meeting, your shares will be voted in accordance with the discretion of the named proxies.

Votes Required

A majority in interest of all PerkinElmer common stock issued, outstanding and entitled to vote on each proposal being submitted for shareholder action at the meeting constitutes a quorum with respect to that proposal. Shares of common stock represented by executed proxies received by us will be counted for purposes of establishing a quorum, regardless of how or whether those shares are voted on the proposal. Therefore, abstentions and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote those shares as to a particular proposal (which we refer to as “broker non-votes”) will be counted for purposes of determining whether a quorum exists at the meeting for that proposal.

The affirmative vote of the plurality of the votes cast at the meeting is required for the election of each of the nine directors. In other words, a candidate for director will be elected if he or she receives more votes than a competing candidate, even if the winning candidate does not receive a majority of the votes cast. Accordingly, shares withheld and broker non-votes, if any, will have no effect on voting on this proposal.

The affirmative vote of the majority of the shares of common stock present or represented at the meeting and voting on the matter is required for the ratification of our independent auditors. Accordingly, shares abstaining and broker non-votes, if any, will have no effect on voting on this proposal.

Under our bylaws, the affirmative vote of the majority of the shares of common stock present or represented at the meeting and voting on the matter is required for the approval of our 2005 Incentive Plan. Accordingly, for purposes of approval under our bylaws, shares abstaining and broker non-votes will have no effect on voting on this proposal. However, for this proposal, the New York Stock Exchange requires not only the approval of a majority of the votes cast on the proposal, but also that the total votes cast on the proposal represent over 50% in interest of all of our common stock outstanding as of the record date. We understand that the New York Stock Exchange may treat abstentions, but not broker non-votes, as votes cast. Under this treatment, for purposes of approval under applicable rules of the New York Stock Exchange, an abstention would be treated as a vote cast against the proposal and a broker non-vote would not affect the determination of whether a majority of votes were cast to approve the proposal and would also not be counted towards the determination of whether over 50% in interest of all of our common stock outstanding as of the record date was represented by the votes cast.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our charter and bylaws provide that the shareholders or the board of directors will fix the number of directors at not fewer than three nor more than thirteen. We currently have nine directors, all of whose terms expire at the meeting. Our charter and bylaws provide that at each annual meeting of shareholders, the successors of the directors will be elected for a one-year term.

Our board of directors, upon the recommendation of its nominating and corporate governance committee, has nominated the following persons for election as directors for one-year terms expiring at the annual meeting of shareholders to be held in 2006. All nine nominees are currently directors of PerkinElmer and were elected by our shareholders at the 2004 annual meeting.

Tamara J. Erickson Nicholas A. Lopardo Alexis P. Michas James C. Mullen Dr. Vicki L. Sato	Gabriel Schmergel Kenton J. Sicchitano Gregory L. Summe G. Robert Tod

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

ELECTING THE NINE NOMINEES NAMED ABOVE

FOR TERMS OF ONE YEAR EACH.

The persons named as proxies on the proxy card will vote shares represented by a proxy for the election of the nine nominees for terms of one year each, unless the shareholder instructs otherwise on its proxy card. Our board of directors knows of no reason why any nominee should be unable or unwilling to serve. However, if that becomes the case, the persons named as proxies on the proxy card may vote to elect a substitute. In no event will shares represented by proxies be voted for more than nine nominees. To apprise you of their qualifications to serve as directors, we include the following information concerning each of the director nominees.

TAMARA J. ERICKSON:    Age 50; Principal Occupation: Management consultant specializing in corporate strategy and organizational effectiveness. Executive officer and director for The Concours Group. Director of PerkinElmer since 1995. Member of the audit and nominating and corporate governance committees.

Ms. Erickson is the co-author of the award-winning article, “It’s Time to Retire Retirement”, published in Harvard Business Review, March 2004, and the book Retire Retirement, Rekindle Careers, Retain Talent, to be published by Harvard Business School Press in 2005. Ms. Erickson is also the co-author of the book, Third Generation R&D: Managing the Link to Corporate Strategy, published in 1991. She joined The Concours Group, an executive research, education and consulting firm, in 1998. Prior to joining The Concours Group, Ms. Erickson worked as an independent consultant specializing in corporate strategy and technology management from 1997 to 1998. She served as head of U.S. consulting for P.A. Consulting Group, a management and technology consulting company, from 1996 to 1997. From 1995 to 1996, Ms. Erickson was a Senior Vice President of Arthur D. Little, Inc., a consulting company with which she had been associated since 1978. From 1991 to 1995, Ms. Erickson served as a Managing Director of Arthur D. Little’s management consulting business in North America, including strategy and organization, information systems, and operations management consulting services. Ms. Erickson holds a Bachelor of Arts degree in biological sciences from the University of Chicago and a Master of Business Administration degree from Harvard Business School.

NICHOLAS A. LOPARDO:    Age 58; Principal Occupation: Chairman and Chief Executive Officer of Susquehanna Capital Management Group, an investment holding company based in North Reading, Massachusetts. Director of PerkinElmer since 1996. Chairman of the finance committee and a member of the compensation and benefits committee.

Mr. Lopardo has been Chairman and Chief Executive Officer of Susquehanna Capital Management Group, an investment holding company, since January 2002. Mr. Lopardo retired in December 2001 as Vice Chairman of State Street Bank and Trust Company and Chairman and Chief Executive Officer of State Street Global Advisors, the bank’s investment management group. Mr. Lopardo had been associated with State Street Bank and Trust Company since 1987, and previously held several executive level positions including Executive Vice President. Mr. Lopardo has over 30 years of experience in the pension industry, having served in a variety of roles with Equitable Life Assurance Society related to pension marketing, client relationships, and pension investment advisory services. He is a 1968 graduate of Susquehanna University, with a Bachelor of Science degree in marketing and management, and since 1992 has served as a member of the board of directors of the University, holding the position of Chairman of that board in 2000 and 2001. He was also Chairman of the advisory board of the Weiss School of Business at Susquehanna University and is Chairman of the Board of the Landmark School, a premier secondary school for dyslexic students. Mr. Lopardo is also a board member of the

Boston Partners in Education and the Hockey Humanitarian Foundation. He is an advisory board member of the Salvation Army, a director of Team Harmony Foundation and a member of the investment committee of USA Hockey, Inc.

ALEXIS P. MICHAS:    Age 47; Principal Occupation: Managing Partner and director of Stonington Partners, Inc., a private investment firm, and the Managing Partner and director of Stonington Partners, Inc. II. Director of PerkinElmer since 2001. Member of the audit and finance committees.

Mr. Michas has been the Managing Partner and a director of Stonington Partners, Inc. since 1993, and is also the Managing Partner and a director of Stonington Partners, Inc. II. From 1989 to May 2001, he was a director of Merrill Lynch Capital Partners, Inc., a private investment firm that is a wholly owned subsidiary of Merrill Lynch & Co., Inc., and was a consultant to Merrill Lynch Capital Partners from 1994 until June 2001. He was also a Managing Director of the Investment Banking Division of Merrill Lynch, Pierce, Fenner & Smith Incorporated from 1991 to 1994. Mr. Michas received a Bachelor of Arts degree from Harvard College and a Master of Business Administration degree from Harvard Business School. Mr. Michas also is a director of BorgWarner Inc., Goss Holdings, Inc., the parent corporation of Goss Graphic Systems, Inc., HK Systems, Inc., Lincoln Technical Institute, Inc., Palace Entertainment, Inc. and Global Motorsport Group, Inc.

JAMES C. MULLEN:    Age 46; Principal Occupation: Chief Executive Officer of Biogen Idec Inc., a biotechnology company based in Cambridge, Massachusetts. Director of PerkinElmer since 2004. Member of the compensation and benefits committee.

Mr. Mullen was appointed Chief Executive Officer of Biogen Idec Inc. in connection with the merger of Biogen, Inc. and IDEC Pharmaceuticals Corporation in November 2003. He was named Chairman of the board of directors of Biogen in July 2002, after being named President and Chief Executive Officer of Biogen in June 2000. Mr. Mullen joined Biogen in 1989 as Director, Facilities and Engineering. He was named Vice President, Operations, in 1992. From 1996 to 1999, Mr. Mullen served as Vice President, International of Biogen, with responsibility for building all Biogen operations outside North America. From 1984 to 1988, Mr. Mullen held various positions at SmithKline Beckman Corporation (now GlaxoSmithKline plc). He holds a Bachelor of Science degree in chemical engineering from Rensselaer Polytechnic Institute and a Master of Business Administration degree from Villanova University. Mr. Mullen is a director of Biogen Idec, serves on the board of directors of the Biotechnology Industry Organization (BIO) and is co-chair of Cambridge Family and Children’s Service Capital Campaign Steering Committee.

DR. VICKI L. SATO:    Age 56; Principal Occupation: President of Vertex Pharmaceuticals, Inc., a company based in Cambridge, Massachusetts, specializing in drug development. Director of PerkinElmer since 2001. Member of the nominating and corporate governance committee.

Dr. Sato was appointed President of Vertex Pharmaceuticals in December 2000, after serving eight years as the company’s Chief Scientific Officer and Chair of the scientific advisory board. Prior to joining Vertex Pharmaceuticals in 1992, she was with Biogen, Inc. from 1984 to 1992, most recently as Vice President of Research and a member of the scientific advisory board. Since 1993, Dr. Sato has served on the board of tutors, Department of Biochemistry and Molecular Biology at Harvard University. She also served as an Associate Professor in the Department of Biology at Harvard University from 1980 to 1983. Dr. Sato received her Bachelor, Master and Doctoral degrees from Harvard University. Dr. Sato serves as an overseer of the Isabella Stewart Gardner Museum and is a trustee of Jose Mateo’s Ballet Theatre. She is a director of Infinity Pharmaceuticals, a privately held biotechnology company, is the author of numerous professional publications and holds several issued or pending patents.

GABRIEL SCHMERGEL:    Age 64; Principal Occupation: Retired Chief Executive Officer and President of Genetics Institute, Inc. Director of PerkinElmer since 1999. Chairman of the nominating and corporate governance committee and a member of the audit committee.

Mr. Schmergel received a Bachelor of Science degree in mechanical engineering from Rensselaer Polytechnic Institute and a Master of Business Administration degree from Harvard Business School, where he was named a Baker Scholar. Mr. Schmergel joined Genetics Institute, Inc. as President and CEO in 1981. Under his leadership, Genetics Institute, Inc. became a fully integrated biopharmaceutical company with a portfolio of drugs for hemophilia, anemia and cancer. Genetics Institute, Inc. was acquired by Wyeth (formerly known as American Home Products Corporation) in 1996, and Mr. Schmergel retired as President and CEO in 1997. Mr. Schmergel was recognized with an honorary Doctorate of Engineering degree from Worcester Polytechnic Institute in 1988, and in 1994 was elected to the National Academy of Engineering for his leadership in biotechnology. From 1992 to 1998, he was a member of the visiting committee of Harvard Business School. He also spent five years on the board of governors of the New England Medical Center and on the board of trustees of the Boston Ballet. Currently, Mr. Schmergel serves on the board of overseers for the Tufts Veterinary School.

KENTON J. SICCHITANO:    Age 60; Principal Occupation: Retired Global Managing Partner, PricewaterhouseCoopers LLP, a public accounting firm. Director of PerkinElmer since 2001. Chairman of the audit committee and a member of the compensation and benefits and executive committees.

Mr. Sicchitano joined Price Waterhouse LLP, a predecessor firm of PricewaterhouseCoopers LLP, in 1970, and after becoming a partner in 1979, held various leadership positions within the firm until he retired in June 2001. Mr. Sicchitano holds a Bachelor of Arts degree from Harvard College and a Master of Business Administration degree from Harvard Business School. Mr. Sicchitano also is a director of Analog Devices, Inc., MetLife, Inc. and its wholly owned subsidiary, Metropolitan Life Insurance Company. At various times from 1986 to 1995 he served as a director and/or officer of a number of not-for-profit organizations, including President of the Harvard Business School Association of Boston, Treasurer of the Harvard Club of Boston, member of the board of directors of the Harvard Alumni Association, member of the board of directors and Chair of the finance committee of New England Deaconess Hospital, and member of the board of directors of the New England Aquarium.

GREGORY L. SUMME:    Age 48; Principal Occupation: Chairman, Chief Executive Officer and President of PerkinElmer. Director of PerkinElmer since 1998. Chairman of the executive committee and a member of the finance committee.

Mr. Summe was named our Chief Executive Officer effective January 1, 1999 and Chairman effective April 27, 1999. He was appointed President and Chief Operating Officer and elected to our board of directors in February 1998. From 1993 to 1998, Mr. Summe held several management positions with AlliedSignal, Inc., now Honeywell International: President of the Automotive Products Group, President of Aerospace Engines and President of General Aviation Avionics. Prior to joining AlliedSignal, he worked at General Electric, and was a partner at McKinsey & Company, where he worked from 1983 to 1992. Mr. Summe is a director of State Street Corporation. He holds a Bachelor of Science and a Master of Science degree in electrical engineering from the University of Kentucky and the University of Cincinnati, respectively, and a Master of Business Administration degree from the Wharton School at the University of Pennsylvania.

G. ROBERT TOD:    Age 65; Principal Occupation: Retired Vice Chairman, President and Chief Operating Officer and director of the CML Group, Inc., a specialty marketing company. Director of PerkinElmer since 1984. Lead Director, Chairman of the compensation and benefits committee and a member of the executive, finance, and nominating and corporate governance committees.

Mr. Tod received a Bachelor of Science degree in mechanical engineering from Rensselaer Polytechnic Institute in 1961 and a Master of Business Administration degree from Harvard Business School. Mr. Tod is co-founder of the CML Group, Inc. and served as its Vice Chairman, President and Chief Operating Officer from 1969 to his retirement in 1998. Mr. Tod is currently non-executive Chairman of Allagash Brewing Co. and serves on the board of trustees of Rensselaer Polytechnic Institute. Mr. Tod is a former director of SCI Systems, Inc., US Trust, Walden Bancorp and Domain Inc. He also previously served as a trustee of Emerson Hospital, the Middlesex School, the Fenn School and as a Vice President of the Alumni Executive Council of the Harvard Business School.

INFORMATION RELATING TO OUR BOARD OF DIRECTORS

AND ITS COMMITTEES

Determination of Independence

Our common stock is listed on the New York Stock Exchange. Under current NYSE rules, a director of PerkinElmer qualifies as “independent” only if our board of directors affirmatively determines that the director has no material relationship with PerkinElmer, either directly or as a partner, shareholder or officer of an organization that has a relationship with PerkinElmer. In evaluating potentially material relationships, our board considers commercial, industrial, banking, counseling, legal, accounting, charitable and familial relationships, among others. Our board of directors has determined that none of Ms. Erickson, Messrs. Lopardo, Michas, Mullen, Schmergel, Sicchitano or Tod, or Dr. Sato has a material relationship with PerkinElmer, and each of these directors is “independent” as determined under Section 303A.02(b) of the NYSE Listed Company Manual.

Director Candidates

Our shareholders may recommend director candidates for inclusion by the board of directors in the slate of nominees the board recommends to our shareholders for election. The qualifications of recommended candidates will be reviewed by the nominating and corporate governance committee. If the board determines to nominate a shareholder-recommended candidate and recommends his or her election as a director by the shareholders, the name will be included on our proxy card for the shareholders meeting at which his or her election is recommended.

Shareholders may recommend individuals for the nominating and corporate governance committee to consider as potential director candidates by submitting their names, together with appropriate biographical information and background materials, and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the “PerkinElmer Nominating and Corporate Governance Committee” c/o Office of the General Counsel, PerkinElmer, Inc., 45 William Street, Wellesley, Massachusetts 02481. The nominating and corporate governance committee will consider a proposed director candidate only if appropriate biographical information and background material is provided on a timely basis. The process followed by the nominating and corporate governance committee to identify and evaluate candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating and corporate governance committee and the board of directors. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders, the nominating and corporate governance committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by board members.

In considering whether to recommend any candidate for inclusion in the board of directors’ slate of recommended director nominees, including candidates recommended by shareholders, the nominating and corporate governance committee will apply the criteria set forth in PerkinElmer’s corporate governance guidelines. These criteria include the candidate’s experience, skills, and independence. In evaluating a candidate’s experience and skills, the nominating and corporate governance committee may also consider qualities such as an understanding of technologies, marketing, finance, regulation and public policy and international issues. In evaluating a candidate’s independence, the nominating and corporate governance committee will consider the applicable independence standards of the New York Stock Exchange and such other factors as the committee deems appropriate. Under our bylaws, a director is deemed to have retired at the annual meeting of shareholders following the date he or she attains the age of 70 years. The nominating and corporate governance committee will evaluate each director candidate in the context of the perceived needs of the board and the best interests of PerkinElmer and its shareholders. The nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our board to fulfill its responsibilities.

Communications from Shareholders and Other Interested Parties

Our board of directors will give appropriate attention to written communications on issues that are submitted by shareholders and other interested parties, and will respond if and as appropriate.

Shareholders who wish to communicate with our entire board may do so by writing to Gregory L. Summe, Chairman of the Board, PerkinElmer, Inc., 45 William Street, Wellesley, Massachusetts 02481. Shareholders who wish to communicate with our non-management directors should address such communications to G. Robert Tod, Lead Director, c/o Office of the General Counsel, PerkinElmer, Inc., 45 William Street, Wellesley, Massachusetts 02481. Communications will be forwarded to other directors if they relate to substantive matters that the Chairman or the Lead Director, as the case may be, in consultation with the company’s General Counsel, considers appropriate for attention by the other directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances or matters as to which PerkinElmer tends to receive repetitive or duplicative communications.

Board of Directors Meetings and Committees

Our board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The board’s primary responsibility is to oversee the management of the company and, in so doing, serve the best interests of our company and its shareholders. The board selects, evaluates and provides for the succession of executive officers and, subject to shareholder election, directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on PerkinElmer. Management keeps the directors informed of company activity through regular written reports and presentations at board and committee meetings.

Our board of directors met six times in fiscal 2004. During fiscal 2004, each director attended 75% or more of the total number of meetings of the board and the committees of which such director was a member.

Our board’s standing committees are audit, compensation and benefits, executive, finance, and nominating and corporate governance. Each committee has a charter that has been approved by the board. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. You can access our committee charters, corporate governance guidelines and standards of business conduct in the “Corporate Governance” section of the “Investor Corner” of our website, www.perkinelmer.com, or by writing to PerkinElmer, Inc., 45 William Street, Wellesley, Massachusetts 02481, Attention: Investor Relations.

Mr. Summe is the only director who is also an employee of PerkinElmer. He does not participate in any meeting at which his compensation is determined.

Our board of directors has appointed G. Robert Tod “Lead Director” to, among other responsibilities set forth in our corporate governance guidelines, preside at all executive sessions of “non-management” directors, as defined under the rules of the New York Stock Exchange. Our board holds executive sessions of non-management directors preceding or following each regularly scheduled board meeting.

We expect, barring extenuating circumstances, that the members of the board of directors will attend our annual meetings of shareholders. In 2004, eight directors attended our annual meeting of shareholders.

Audit Committee

Our audit committee assists the board of directors in overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence and the performance of our internal audit function and independent auditors. The current members of our audit committee are Messrs. Sicchitano (Chair), Michas and Schmergel and Ms. Erickson. Our board of directors has determined that Mr. Sicchitano qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. Each of Messrs. Sicchitano, Michas and Schmergel and Ms. Erickson is an “independent director” under the rules of the NYSE governing the qualifications of the members of audit committees, including the additional independence requirements of Rule 10A-3 under the Exchange Act. In addition, our board has determined that each member of the audit committee is financially literate and that Mr. Sicchitano has accounting and/or related financial management expertise as required under the rules of the NYSE. None of Messrs. Sicchitano, Michas or Schmergel or Ms. Erickson, serves on the audit committees of more than two other public companies. The audit committee held eight meetings during fiscal 2004.

Compensation and Benefits Committee

Our compensation and benefits committee discharges the responsibilities of our board of directors relating to the compensation of our Chief Executive Officer and our other executive officers. The compensation and benefits committee also oversees the performance evaluation of the Chief Executive Officer by the board. In addition, the compensation and benefits committee grants stock options and other stock incentives to our officers and employees and administers our incentive, compensation and benefit plans. The current members of the compensation and benefits committee are Messrs. Tod (Chair), Lopardo, Mullen and Sicchitano. The board has determined that each of Messrs. Tod, Lopardo, Mullen and Sicchitano is independent as defined under the rules of the NYSE. Our compensation and benefits committee held eight meetings during fiscal 2004.

Executive Committee

Our executive committee, which acts as needed during intervals between board meetings, has been delegated all of the powers of our board of directors, except those powers which by law or under our charter or bylaws the board is prohibited from delegating. The current members of the executive committee are Messrs. Summe (Chair), Tod and Sicchitano. The board has determined that each of Messrs. Tod and Sicchitano is independent as defined under the rules of the NYSE. Mr. Summe is our Chairman of the Board, Chief Executive Officer and President. Mr. Tod is our Lead Director. Our executive committee held two meetings during fiscal 2004.

Finance Committee

Our finance committee considers and approves the specific terms of debt and equity securities to be issued by PerkinElmer and indebtedness and off-balance sheet transactions to be entered into by PerkinElmer. The finance committee also considers and approves transactions affecting the company’s capital structure. The current members of our finance committee are Messrs. Lopardo (Chair), Michas, Summe and Tod. The board of directors has determined that each of Messrs. Lopardo, Michas and Tod is independent as defined under the rules of the NYSE. Mr. Summe is our Chairman of the Board, Chief Executive Officer and President. Our finance committee held two meetings during fiscal 2004.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee identifies qualified director candidates, recommends to the board of directors the persons to be nominated by the board as directors at the annual meeting of shareholders, reviews and recommends changes to our corporate governance principles and oversees the evaluation of the board. The current members of the nominating and corporate governance committee are Messrs. Schmergel (Chair) and Tod, Ms. Erickson and Dr. Sato. The board has determined that each of Messrs. Schmergel and Tod, Ms. Erickson and Dr. Sato is independent as defined under the rules of the NYSE. The nominating and corporate governance committee is authorized to retain advisers and consultants and to compensate them for their services. The committee did not retain any such advisers or consultants during fiscal year 2004. For information relating to nominations of directors by our shareholders, see “Director Candidates” above. Our nominating and corporate governance committee held one meeting during fiscal 2004.

Report of the Audit Committee

The audit committee has:

•	Reviewed and discussed with management our audited financial statements as of and for the fiscal year ended January 2, 2005;

•	Discussed with Deloitte & Touche LLP, our independent auditors, the matters required to be discussed by Statement on Accounting Standards 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants;

•	Discussed with Deloitte & Touche LLP the matters required to be reviewed pursuant to Rule 207 of Regulation S-X;

•	Received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and discussed with Deloitte & Touche LLP its independence; and

•	Based on the review and discussions referred to above, recommended to the board of directors that the audited financial statements referred to above be included in our annual report on Form 10-K for the fiscal year ended January 2, 2005 for filing with the Securities and Exchange Commission.

The audit committee is pleased to submit this report to the shareholders.

By the audit committee of the board of directors:

Kenton J. Sicchitano, Chairman

Tamara Erickson

Alexis P. Michas

Gabriel Schmergel

Independent Auditors Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu and their respective affiliates, in the identified categories for the 2004 fiscal year and the 2003 fiscal year:

	Fiscal 2004	Fiscal 2003
Audit Fees	$2,973,000	$2,155,000
Audit-Related Fees	521,000	410,000
Tax Fees	1,903,000	1,461,000
All Other Fees	0	0

Total Fees	$5,397,000	$4,026,000

Audit Fees

These are fees related to professional services rendered in connection with the audit of our annual financial statements, the reviews of the interim financial statements included in each of our quarterly reports on Form 10-Q and other professional services provided by our auditors in connection with statutory or regulatory filings or engagements.

Audit-Related Fees

These are fees for assurance and related services that are reasonably related to performance of the audit and review of our financial statements and which are not reported under “Audit Fees.” These services consisted primarily of audits of employee benefit plans, specific internal control process reviews, consultations regarding accounting and financial reporting and attestation services for such matters as required for consents related to registration statements and other filings with the Securities and Exchange Commission. In fiscal 2004, approximately $3,000 of audit-related fees were provided under the de minimis exception to the audit committee per-approval requirements. No audit-related fees were provided in fiscal 2003 under the de minimis exception to the audit committee pre-approval requirements.

Tax Fees

These are fees billed for professional services for tax compliance, tax advice and tax planning services. Tax compliance services which relate to preparation of original and amended non-US corporate income tax returns (fees for which amounted to $1,054,000 in 2004 and $966,000 in 2003) and expatriate tax return preparation and assistance (fees for which amounted to $388,000 in 2004 and $381,000 in 2003) accounted for $1,442,000 of the total tax fees paid for fiscal 2004 and $1,347,000 of the total tax fees paid for fiscal 2003. Tax advice and planning services, including consultations on foreign transactions, assistance with tax audits and appeals, tax advice related to reorganizations, mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities, amounted to $461,000 for fiscal 2004 and $114,000 for fiscal 2003. No tax fees for either fiscal 2004 or fiscal 2003 were provided under the de minimis exception to the audit committee pre-approval requirements.

All Other Fees

There were not any fees for other services in either 2004 or 2003.

Audit Committee’s Pre-approval Policy and Procedures

During fiscal 2004, the audit committee of our board of directors adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent auditors. We may not engage our independent auditors to render any audit or non-audit service unless either the service is approved in advance by the audit committee or the engagement to render the service is entered into pursuant to the audit committee’s pre-approval policies and procedures. On an annual basis, the audit committee may pre-approve services that are expected to be provided to PerkinElmer by the independent auditors during the following 12 months. At the time such pre-approval is granted, the audit committee must (1) identify the particular pre-approved services in a sufficient level of detail so that our management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved services and (2) establish a monetary limit with respect to each particular pre-approved service, which limit may not be exceeded without obtaining further pre-approval under the policy.

On a semi-annual basis, our management provides the audit committee with an update of proposed services for pre-approval. Any additional services which fall outside the scope of the semi-annual review process require advance approval by the audit committee. The audit committee may delegate to one or more designated members of the committee the authority to grant pre-approvals of permitted services or classes of permitted services to be provided by the independent auditors. The decisions of a designated member to pre-approve a permitted service are reported to the audit committee at each of its regularly scheduled meetings. While controls have been established to identify all services rendered by the independent auditor, the audit committee recognizes that there may be some “de minimis” services provided that, while considered permitted services, may not be identified as non-audit services or reported immediately because of their “de minimis” nature. Such services may be approved prior to the completion of the audit by either the audit committee or a designated member of the audit committee.

Director Compensation

Our compensation and benefits committee periodically reviews our director compensation policies with the assistance of an outside advisor. The outside advisor provides data on director compensation programs at a number of companies identified by the committee and the outside advisor as industry peers, as further described in this proxy statement under the heading “Board Compensation Committee Report— Overall Philosophy.” In 2004, after evaluating the market data and recommendations provided by the outside advisor, the compensation and benefits committee recommended a change in the compensation for non-employee directors to the nominating and corporate governance committee. The nominating and corporate governance committee subsequently recommended these changes to the board of directors. The board approved the changes, which are discussed below and were previously disclosed in our 2004 proxy statement.

Directors who are employees of PerkinElmer receive no additional compensation for their services as directors. In 2004, each non-employee director was paid an annual retainer of $50,000 plus an award of

3,014 shares of our common stock which had a market value on the date of award of $60,000. The Lead Director and the audit committee Chair were paid an additional annual cash retainer of $20,000. The retainer and common stock award were pro-rated for directors who served for only a portion of the year. In addition, in 2004 each non-employee director was awarded options to purchase 5,854 shares of our common stock at a per share exercise price of $19.91. These options vest in four equal annual installments, beginning one year from the grant date, and may be exercised for ten years from the grant date. New non-employee directors will continue to receive an initial, one-time stock option grant of 10,000 shares. James C. Mullen received such an award in January 2004 at a per share exercise price of $19.84. This option vests in four equal annual installments, beginning one year from the grant date, and may be exercised for seven years from the grant date. All option grants to non-employee directors are made with an exercise price equal to the fair market value on the date of grant and become exercisable in full upon a change in control. Directors may defer compensation in the form of fees and grants of common stock into our deferred compensation plan.

We expect each director to own PerkinElmer stock in the amount of $90,000 within three years of the director’s election to our board. As noted above, our compensation and benefits committee periodically reviews and makes recommendations to the nominating and corporate governance committee regarding director compensation and director compensation guidelines. Our director compensation, including annual retainers and stock and option awards, is therefore subject to adjustment.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows the number of shares of our common stock beneficially owned on February 15, 2005 by (1) each of the directors and nominees for director individually, (2) each of the executive officers named in the Summary Compensation Table below, (3) any person known to us to own beneficially more than five percent of our outstanding common stock and (4) all executive officers, directors, and nominees for director as a group. The beneficial ownership set forth below includes any shares which the person has the right to acquire within 60 days after February 15, 2005 through the exercise or conversion of any stock option or other right.

Name	Stock(1)	Deferred Compensation Plan Holdings(2)	Acquirable Within 60 Days(3)	Total Shares Beneficially Owned(4)	Percent of Class(5)
Peter B. Coggins	67,000	10,000	204,584	281,584	*
Tamara J. Erickson	18,262	—	33,173	51,435	*
Robert F. Friel	210,539	23,687	1,185,250	1,419,476	1.1%
Nicholas A. Lopardo	26,842	13,454	40,173	80,469	*
Alexis P. Michas(6)	4,617,602	—	16,173	4,633,775	3.6%
James C. Mullen	9,020	—	2,500	11,520	*
John P. Murphy	63,256	5,758	234,667	303,501	*
Vicki L. Sato	11,212	—	16,173	27,385	*
Gabriel Schmergel	20,262	—	40,173	60,435	*
Kenton J. Sicchitano	20,062	—	27,579	47,641	*
Gregory L. Summe	340,358	263,447	3,726,250	4,330,055	3.4%
G. Robert Tod	37,662	—	51,545	89,207	*
Richard F. Walsh	67,764	85,813	947,999	1,101,576	*
All executive officers, directors, and nominees for director of the company as a group, 16 in number.	5,600,867	455,056	7,056,075	13,111,998	10.3%

NOTES

* Less than 1%

(1)	The address of each of our officers and directors is c/o PerkinElmer, Inc., 45 William Street, Wellesley, Massachusetts 02481. Except as set forth in footnote 6 below, each individual has sole voting and investment power over the shares of common stock identified in the table as beneficially owned by the individual. The number of shares stated as being owned beneficially includes shares held by spouses, minor children and trusts. The inclusion of those shares in this proxy statement, however, does not constitute an admission that the executive officers, directors, or nominees for director are direct or indirect beneficial owners of the shares. This column also includes investments in the PerkinElmer stock fund selected by the employee in our retirement savings plan.

(2)	Represents shares that are accrued under our deferred compensation plan and are payable 100% in common stock at the time of distribution.

(3)	Represents shares of common stock that may be acquired within 60 days after February 15, 2005 upon the exercise of outstanding stock options.

(4)	Represents the sum of the shares set forth for the individual in each of the “Stock,” “Deferred Compensation Plan Holdings” and “Acquirable Within 60 Days” columns.

(5)	The percentages reported in this column are determined in accordance with rules promulgated by the SEC. The information does not denote the percentage ownership of outstanding shares of common stock.

(6)	Mr. Michas is a director of Stonington Partners, Inc. II, the general partner of Stonington Partners, L.P. and the general partner of Stonington Partners, Inc., the management company of Stonington Capital Appreciation 1994 Fund, L.P. The shares shown as beneficially owned by Mr. Michas includes 4,609,554 shares held by Stonington Capital Appreciation 1994 Fund, L.P. Mr. Michas disclaims beneficial ownership of those shares, except to the extent of his pecuniary interest therein.

BOARD COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

The compensation and benefits committee of our board of directors is composed entirely of independent directors. The committee establishes and administers an overall compensation program for our executives that is intended to support our commitment to enhancing shareholder value by attracting and retaining high-performing executives and motivating them to achieve our objectives. The committee reviews and approves compensation for our Chief Executive Officer and reviews and approves compensation for the other executive officers, including salary, annual and long-term incentives (including associated performance measures), stock compensation and any other executive benefits.

The committee engages an outside advisor to provide advice on total compensation levels, data on compensation levels for similar positions at comparable companies and expertise on compensation strategy and program design. For the past three years, the committee has directly engaged an outside compensation consulting firm to assist the committee in its review and evaluation of the compensation for the executive officers. The committee met eight times during 2004.

Overall Philosophy

The committee believes that the compensation programs for executives should be designed to attract, motivate, and retain key talent to promote the long-term success of PerkinElmer. The committee’s overall executive compensation philosophy is that pay should be performance-based, vary with the attainment of specific objectives and be closely aligned with the interests of PerkinElmer’s shareholders. The core principles of our program include:

•	Competitive compensation levels: The committee regularly utilizes the assistance of an outside advisor to provide information on market practices, programs and compensation levels. The advisor compiles this competitor and market data at the request of, and working with, the committee.

•	Balanced pay-for-performance philosophy: The committee structures executive compensation programs to balance annual and long-term corporate objectives, including specific measures which focus on financial performance, operational objectives, and stock price appreciation, with the goal of fostering shareholder value in the short- and long-term.

•	Emphasis on both company and individual achievement. An executive’s compensation opportunity should provide an appropriate balance between the company’s financial and operational objectives and the individual’s contributions. The committee therefore sets a portion of an executive’s compensation that is contingent upon meeting specific performance objectives. The percentage of contingent compensation will be directly proportional to the executive’s level of responsibility.

•	Compensation programs facilitate an ownership culture. The committee believes that using compensation to instill an ownership culture effectively aligns the interest of management and our shareholders. As such, the committee designs equity based compensation, including performance-contingent restricted stock and stock options, to provide incentives for our executives to enhance shareholder value. Additionally, the committee requires management to acquire and retain specific levels of company stock.

The committee believes that the compensation policies for PerkinElmer have been designed to link executive compensation to the attainment of its specific goals and to foster an ownership culture. The committee believes that its approach to compensation allows PerkinElmer to attract and retain senior executives critical to PerkinElmer’s long-term success.

Changes in 2004

Beginning in 2003 and continuing into 2004, the committee worked with its outside advisor to conduct an evaluation and comprehensive review of PerkinElmer’s compensation strategy and programs. The advisor reported directly to the committee during the review process. Based on the results of the review, our compensation programs in 2004 reflected the following:

•	Evaluated compensation levels against market data: The committee’s compensation strategy is to set total compensation levels, consisting of base salary, bonus opportunity, long-term incentives and benefits, at approximately the median level of competitor and market data compiled by the consultant when performance meets target expectations. The committee believes that pay should exceed median levels only when performance exceeds PerkinElmer’s targeted objectives or the performance of competitors.

•	A modified approach to long-term incentives: Beginning in 2004, PerkinElmer’s long-term incentives for executive officers comprise stock options, performance-contingent restricted stock and performance units. The committee believes this program reflects a balanced focus on operational performance, financial objectives, and stock price appreciation.

Competitive Benchmarking

The committee, working with an outside advisor, reviews industry peers which are companies that compete with PerkinElmer for management talent. The committee also regularly consults with the outside advisor to remain informed on market practices, programs and compensation levels. The industry peer group used for compensation comparison purposes is larger than that used in the stock performance graph, as it includes companies that are competitors with PerkinElmer for executive talent, as well as companies with which PerkinElmer competes in its other business matters. Therefore, the companies used for comparative purposes for compensation analysis overlap, but are not identical to, the peer group companies described in this proxy statement under the heading “Stock Performance Graphs.” In making compensation decisions for specific PerkinElmer officers, the committee reviewed compensation levels for individuals holding similar positions at the peer companies included in the competitor and market data compiled by the consultant.

Components of Executive Compensation

Base Salary

Each year, the committee reviews and establishes the base salary of PerkinElmer’s executive officers. Increases, if any, are based on individual performance, existing employment agreements and market conditions. To gauge market conditions, the committee evaluates the competitor and market data compiled by the consultant. Base salaries are set upon review of the competitor and market data provided to the committee, dependent on the experience, tenure, performance and potential of the individual. In general, under the terms of PerkinElmer’s employment agreements with its executive officers, the committee may not reduce the base salary of any executive officer.

Short-Term Incentive Awards

Incentive award programs provide opportunities for payout above the market median determined by the committee based upon the competitor and market data provided to it, if company and individual performance exceed previously established targets. The Performance Incentive Program, or PIP, is a cash-based incentive bonus program and serves as the primary source of cash incentives for PerkinElmer’s executive officers. In 2004, the PIP measured the Chief Executive Officer and chief accounting, financial, legal and human resources officers against specific targets for earnings per share, or EPS, and cash flow performance to determine payments. Similarly, the PIP measured officers and other key employees in our strategic business units, or SBUs, against specific targets for SBU net income and cash flow performance, as well as the corporate performance targets referred to in the preceding sentence. For 2004, each officer was assigned a target incentive payment based in part upon the competitor and market data compiled by the consultant, expressed as a percentage of base salary ranging between 40% and 100%. In general, the target specified for each officer was set at the median of the data. The actual incentive award is determined by multiplying the target incentive by a performance factor, ranging from 0% to 200%, determined by actual fiscal period EPS, cash flow and net income performance. The program year is comprised of two performance periods, which run from January 1st to June 30th and from July 1st to December 31st. Awards are paid following the end of each performance period.

For participants other than the Chief Executive Officer, the committee may adjust the PIP awards either up or down to reflect the committee’s view of the appropriate incentive for the year in light of corporate and individual performance. The committee has discretion to reduce, but not to increase, the actual PIP bonus payment for the CEO. In 2004, company and individual performance exceeded performance targets set by the committee; as a result, the incentive payments to the executive officers were above the target incentives, ranging from 59% to 231% of base salary.

Long-Term Incentives

The long-term incentive program is designed to align executives’ interests with those of shareholders, motivate the officer team to achieve key financial goals and reward superior performance. The committee structures the size of awards by balancing the interests of shareholders with respect to linking awards to performance and the dilutive effects of annual equity-based awards with the need to provide attractive and competitive incentive compensation. The committee bases individual grants of equity-based awards on various factors, including competitor and market data compiled by the consultant. Additionally, individual grants are impacted by company results, individual performance, and the individual’s potential to contribute to the success of PerkinElmer.

In 2004, PerkinElmer implemented a new long-term incentive program which consists of stock options, performance-contingent restricted stock and a cash-based performance unit program. For the executive officers, 50% of the long-term incentive opportunity was provided in the form of non-qualified stock options, 25% provided in the form of performance-contingent restricted stock and 25% in the form of cash-based performance units. The committee believes that this approach to long-term incentive compensation builds upon its pay-for-performance philosophy and incorporates the growing prevalence in the marketplace of an incentive approach that provides a balance among equity and cash incentive vehicles. An overview of the 2004 long-term incentive strategy is provided below.

•	Stock options: The committee grants stock options to senior executives and key employees based on individual contribution and potential to impact the future success of the company, as well as competitive industry practice as indicated by data compiled by the consultant. The committee grants stock options with an exercise price equal to the fair market value on the date of grant, a three-year annual vesting schedule and a seven-year term. In 2004, approximately 560 employees received grants of stock options. None of the executive officers received a stock option grant in 2004. On January 3, 2005, the executive officers shown on the Summary Compensation Table in this proxy statement received options to purchase the following number of shares of PerkinElmer common stock: Mr. Summe: 200,000; Mr. Friel: 85,000; Mr. Murphy: 80,000; Mr. Coggins: 60,000; and Mr. Walsh: 40,000. PerkinElmer will report these awards in the Option Grants in the Last Fiscal Year Table in next year’s annual meeting proxy statement.

•	Performance-contingent restricted stock: For 2004, all of the executive officers named in the Summary Compensation Table in this proxy statement received awards of performance-contingent restricted stock. For the three-year performance period beginning in 2004, the vesting of these restricted shares is linked to three annual EPS targets. The shares vest upon achievement of the EPS goals (one-third of the shares vest upon achievement of each of the three increasing EPS goals) over a performance period that began on January 1, 2004 and ends December 31, 2006. If performance conditions are not met on or before December 31, 2006, unvested shares are forfeited. On January 25, 2005, the executive officers shown on the Summary Compensation Table in this proxy statement received grants of performance-contingent restricted stock as follows: Mr. Summe: 110,357 shares; Mr. Friel: 46,304 shares; Mr. Murphy: 42,589 shares; Mr. Coggins: 27,000 shares; and Mr. Walsh: 22,018 shares. PerkinElmer will report these awards in the Long-Term Incentive Plans – Awards in the Last Fiscal Year Table in next year’s proxy statement.

•

Performance units:    For 2004, all of our then executive officers participated in the performance unit plan. The performance unit program provides cash award opportunities based on sustained operational excellence. The program is based on a combination of financial measures in addition to stock price. For the three-year performance period that began on January 1, 2004, the program measures participants on the basis of EPS, profit margin and cash flow. Based on the competitor and market data compiled by the consultant, each officer is assigned a target number of units, valued at PerkinElmer’s stock price on the trading day prior to the beginning of the performance period. The units earned are determined by multiplying the number of units assigned to an officer by a performance factor, ranging from 0% to 200%, determined by applicable EPS, margin improvement, and cash flow performance of the company. Awards are paid in cash, determined by multiplying the number of units earned by the stock price at the end of the fiscal year in which the performance goal is attained. If PerkinElmer does not achieve a threshold or minimum level of performance, no awards will be earned or paid. On January 25, 2005, the executive officers shown on the Summary Compensation Table in this Proxy Statement received grants of performance units as follows: Mr. Summe: 96,786 units; Mr. Friel: 40,768 units; Mr. Murphy: 37,530 units; Mr. Coggins: 27,000 units; and Mr. Walsh: 19,339 units. PerkinElmer will report these awards in the Long-Term Incentive Plans – Awards in the Last Fiscal Year Table in next year’s annual meeting proxy statement.

•	Modifications in 2005: In 2004, the committee, working with the consultant, reviewed the long-term incentive program and modified the program only slightly for awards granted in 2005. Specifically, the value of an executive’s compensation opportunity will be more equally weighted with one-third attributed to each of stock options, performance-contingent restricted stock and performance units.

Perquisites and Benefits

In order to attract and retain key talent, PerkinElmer provides perquisites and benefits to its executive officers. These perquisites and benefits include executive life insurance, a financial counseling allowance, a car allowance and, in the case of the Chief Executive Officer, the limited personal use of an aircraft in which the company owns a fractional interest. In addition to the benefit plans that cover all management employees, executive officers participate in a 401(k) Excess Program that provides the officer with the company match he would have received if not for the cap on covered compensation applied to the regular 401(k) plan. The amounts relating to these perquisites are disclosed in the footnotes to the Summary Compensation Table in this proxy statement. In addition, some executives are covered by a supplemental executive retirement plan which is described in the “Pension Plans” section of this proxy statement. The committee, with the assistance of its consultant, periodically reviews the cost and prevalence of these programs to ensure these programs are in line with competitive practices and are warranted, based upon the contributions of the executive team.

Stock Ownership Guidelines

The committee has determined that in order to further align management and shareholder interests, PerkinElmer stock ownership by its officers should be significant relative to each officer’s base salary. Officers are expected to attain these ownership levels within four years after their election or appointment to the specified officer position. The committee expects the Chief Executive Officer to hold stock with a market value of at least two times his annual base salary. Mr. Summe, our Chief Executive Officer, exceeds this requirement and as of February 15, 2005 held more than ten times his salary in company stock. The committee expects our executive and senior vice presidents to hold stock with a market value of at least one and one-half times their annual base salary, and our other officers to hold stock with a market value at least equal to their annual base salary. As of February 15, 2005, all officers were in compliance with these stock ownership guidelines.

Policy on Stock Option Expensing

The committee is aware of the recently announced standards issued by the Financial Accounting Standards Board requiring, generally, that the compensation costs relating to share-based payment transactions, including stock options, be recognized in financial statements. The FASB standards are effective for PerkinElmer beginning in the third quarter of 2005. The committee understands the effects of PerkinElmer’s equity-based compensation on the company’s financial statements, both currently and when the new FASB standards become applicable to the company in accordance with generally accepted accounting principles later this year.

Basis for Chief Executive Officer Compensation

PerkinElmer’s compensation program is designed to foster a pay-for-performance philosophy and ownership culture, and the committee believes that the achievement of these objectives is demonstrated through the compensation of our Chief Executive Officer, Mr. Gregory Summe. In setting compensation levels for the Chief Executive Officer, the committee reviews the competitor and market data provided by the consultant and targets his overall compensation at approximately the median for peer group companies.

For 2004, Mr. Summe was paid $950,000 in salary, which was based in part on a review of competitor and market data provided to the committee and reflects Mr. Summe’s experience, tenure, performance and potential.

For 2004, PerkinElmer achieved performance on EPS and cash flow that exceeded the PIP performance targets established by the committee, and Mr. Summe was therefore awarded close to the maximum PIP incentive bonus payable under the formula. Based on the competitor and market data compiled by the consultant, the committee set Mr. Summe’s target incentive at 100% of his base salary. In addition, separately, the committee established additional performance objectives for the Chief Executive Officer and evaluated him against those objectives under three categories: strategic, operational and organizational. Based upon this evaluation, the committee paid Mr. Summe a bonus for 2004 that is in addition to the bonus he received from the PIP. Mr. Summe received a total bonus for 2004 of $2,194,500, which comprises a PIP award of $1,828,750 as determined by the plan formula, and an additional bonus of $365,750, as determined by his strategic, operational, and organizational accomplishments.

As described above, in 2004 the committee implemented new long-term incentives for executive officers, including Mr. Summe. Mr. Summe received the following in 2004:

•	A grant of 70,000 performance units, which vest and are paid based on PerkinElmer’s achievement of specific targets related to EPS, margin and cash flow during a three-year period. If PerkinElmer does not achieve any of the performance targets, no cash awards are paid. The grant of these units is reported in the Long-Term Incentive Awards Table of this proxy statement. As a result of exceeding performance targets for 2004, a cash payment was made on a portion of these units. The cash payment earned for 2004 performance is shown in the LTIP Payouts: Cash column of the Summary Compensation Table of this proxy statement.

•	A grant of 70,000 restricted shares, which vest if PerkinElmer achieves specific EPS targets prior to the end of 2006. If PerkinElmer does not achieve any of the performance targets, the restricted shares are forfeited. The grant of these shares is reported in the Long-Term Incentive Awards table of this proxy statement. One-third of these shares vested at the end of 2004 as a result of exceeding the performance target. The vested shares are shown in the LTIP Payouts: Stock column of the Summary Compensation Table of this proxy statement.

The committee considers Mr. Summe’s compensation level appropriate for the following reasons: his role in leading PerkinElmer to excellent financial results in an extremely challenging economic environment; his commitment that the company be a leader in integrity and good corporate governance; his commitment to enhancing shareholder value; and his leadership in our quality and talent development initiatives.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the company’s Chief Executive Officer and the four other most highly compensated executive officers. Specified compensation, including qualified performance-based compensation, will not be subject to the deduction limit if requirements are met. In general, the committee designs PerkinElmer’s compensation programs to reward executives for the achievement of our performance objectives. The stock plans are designed in a manner to comply with the performance-based exemption to Section 162(m). Nevertheless, compensation attributable to awards granted under the plans may not be treated as qualified performance-based compensation under Section 162(m). In addition, the committee considers it important to retain flexibility to design compensation programs that are in the best interests of PerkinElmer and its shareholders and, to this end, the committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limitations under Section 162(m) when the committee believes that compensation is appropriate and in the best interests of the company and its shareholders, after taking into consideration changing business conditions and performance of its employees.

Conclusion

The committee, with the assistance of the consultant, has reviewed all elements of our compensation program. In addition to supporting the committee’s core objectives and pay-for-performance philosophy, the committee believes that the programs are appropriately structured to retain and recruit PerkinElmer’s key executives. The committee’s review included base salaries, bonus arrangements, long-term incentive awards and perquisites and benefits, and the committee believes that overall compensation levels are appropriate and reasonable. The compensation and benefits committee is pleased to submit this report to the shareholders.

By the compensation and benefits committee of the board of directors:

G. Robert Tod, Chairman

Tamara J. Erickson

Nicholas A. Lopardo

James C. Mullen

Kenton Sicchitano

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2004 fiscal year, the members of the compensation and benefits committee of our board of directors were Messrs. Tod (Chair), Lopardo, Mullen, Sicchitano and Ms. Erickson. None of our executive officers has served as a director or member of the compensation committee of any other entity while any executive officer of that entity served as a director or member of our compensation and benefits committee.

STOCK PERFORMANCE GRAPHS

Set forth below and on the next page are two line graphs comparing the cumulative total shareholder return on our common stock against the cumulative total return of the S&P Composite-500 Index and a Peer Group Index for (1) the five fiscal years from January 2, 2000 to January 2, 2005, and (2) the one fiscal year from December 28, 2003 to January 2, 2005. Our Peer Group Index comprises the companies identified in the Note below.

Comparison of Five-Year Cumulative Total Return

PerkinElmer, Inc. Common Stock, S&P Composite-500 and

Peer Group* Indices

TOTAL RETURN TO SHAREHOLDERS

REINVESTED DIVIDENDS

Comparison of One-Year Cumulative Total Return

PerkinElmer, Inc. Common Stock, S&P Composite-500 and

Peer Group* Indices

TOTAL RETURN TO SHAREHOLDERS

REINVESTED DIVIDENDS

NOTE

*	The Peer Group Index comprises the following companies: Affymetrix, Inc., Applied Biosystems, Beckman Coulter, Inc., Invitrogen Corporation, Millipore Corporation, Thermo Electron Corporation, Varian, Inc. and Waters Corporation.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth information concerning the annual and long-term compensation for services to PerkinElmer for the 2004, 2003, and 2002 fiscal years, of (1) our Chief Executive Officer during 2004 and (2) our other four most highly compensated executive officers for 2004, all of whom were serving as executive officers as of January 2, 2005.

Summary Compensation Table

	Annual Compensation							Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)		Bonus ($)		Other Annual Compensation(1) ($)		Restricted Stock Award(s)(2) ($)		Securities Underlying Options (#)	LTIP Payouts: Stock(3) ($)	LTIP Payouts: Cash(3) ($)	All Other Compensation(4) ($)
Gregory L. Summe Chairman of the Board, Chief Executive Officer and President	2004 2003 2002	$ $ $	950,000 950,000 860,959	$ $ $	2,194,500 1,755,600 529,125	$ $ $	162,363 158,341 159,879	$	— — 3,499,000	— 305,000 —	$528,259 — —	$522,668 — —	$ $ $	47,500 47,500 142,359

Robert F. Friel Executive Vice President and Chief Financial Officer	2004 2003 2002	$ $ $	450,000 450,000 444,231	$ $ $	697,000 606,375 261,450		— — —	$	— — 699,800	— 141,000 —	$226,400 — —	$224,000 — —	$ $ $	22,500 22,500 14,713

John P. Murphy Executive Vice President and Chief Operating Officer	2004 2003 2002	$ $ $	357,212 325,000 292,116	$ $ $	458,000 348,563 97,500	$ $	— 63,437 100,263		— — —	— 72,000 100,000	$120,739 — —	$119,467 — —	$ $ $	11,894 10,725 9,144

Peter Coggins(5) Senior Vice President and President Life and Analytical Sciences	2004 2003 2002	$ $ $	400,000 400,000 184,615	$ $ $	305,000 367,500 380,000		— — —	$	— — 270,000	— 265,000 400,000	$226,400 — —	$224,000 — —	$ $ $	20,000 27,962 58,919

Richard F. Walsh Senior Vice President, Human Resources	2004 2003 2002	$ $ $	375,000 375,000 373,270	$ $ $	454,000 404,250 217,875		— — —	$	— — 699,800	— 72,000 100,000	$120,739 — —	$119,467 — —	$ $ $	18,750 18,750 12,375

NOTES

(1)	Compensation for Mr. Summe included personal use, valued at $117,363 for 2004, $104,885 for 2003, and $113,341 for 2002, of an aircraft in which we own a fractional interest, as well as a financial planning allowance of $20,000 and a car allowance of $25,000 for each year. Benefits for Mr. Murphy included mortgage interest differential payments and amounts to gross-up the differential payments for taxes provided for his relocation to California at our request of $18,018 in 2004, $33,937 in 2003 and $73,186 in 2002, as well as a car allowance of $17,500 in 2004, $17,500 in 2003 and $15,077 in 2002 and a financial planning allowance of $12,000 in each of those years.

(2)

There were no grants of restricted stock to officers in 2004, other than those disclosed in the Long-Term Incentive Plans – Awards in Last Fiscal Year Table in this proxy statement. As of the end of fiscal 2004, the number of restricted shares held and the value of those shares was as follows: for Mr. Summe, 130,001 shares with a value of $2,923,722; for Mr. Friel, 56,667 shares with a value of $1,274,441; for Mr. Murphy, 20,667 with a value of $464,801; for Mr. Coggins, 40,000 shares with a value of $899,600 and for Mr. Walsh, 37,334 shares with a value of $839,642. We pay dividends, to the extent declared by the board of directors, on all outstanding shares of restricted stock. In 2000, Messrs. Summe, Friel, and Walsh received shares of performance-based restricted stock. Rather than receive vesting as of December 31, 2001, the executives agreed to further restrictions on the vesting of the shares. One-half of the shares vested on December 31, 2002 and the remaining one-half of the shares vested on December 31, 2003. In exchange for agreeing to these further restrictions, Messrs. Friel and Walsh received an additional grant of restricted shares equal to the initial grant and Mr. Summe received a grant of restricted shares equal to double the number of the original grant on January 2, 2002. This column discloses these additional shares of restricted stock granted during 2002, consisting of 100,000 shares for Mr. Summe, 20,000 shares for Mr. Friel and 20,000 shares for Mr. Walsh. These additional restricted shares vest in three equal installments on December 31, 2003, December 31, 2004 and December 31, 2005. On July 15, 2002, Mr. Coggins received

30,000 shares of restricted stock, 10,000 shares of which vested on July 15, 2004 and the remaining 20,000 shares of which will vest on July 15, 2009 or upon a change in control of PerkinElmer. Vesting of the 20,000 shares accelerates on meeting or exceeding the performance targets of three consecutive years of 15% growth in cash EPS (adjusted for the impact of acquisitions and divestitures).

(3)	Each of the officers named in the Summary Compensation Table received long-term incentives in 2004. Please refer to “Board Compensation Committee Report on Executive Compensation: Components of Executive Compensation – Long-term Incentives” above for a full description of these awards. These awards, which were new in 2004, consist of stock options, performance-contingent restricted stock and a performance units program for cash awards. The performance-contingent restricted stock and the performance units were granted in January 2004 for the three-year performance period beginning in 2004 and are disclosed in the Long-Term Incentive Plans – Awards in Last Fiscal Year Table in this proxy statement.

The performance-contingent restricted stock shares vest upon achievement of earnings per share goals. One-third of the shares vest upon achievement of each of three EPS goals, over a performance period that begins on January 1, 2004 and ends December 31, 2006. If performance conditions are not met on or before December 31, 2006, the shares are forfeited. PerkinElmer achieved the first EPS goal at the end of 2004, and one-third of the restricted shares vested, upon the approval of that achievement by the compensation and benefits committee. This column includes performance-contingent restricted shares that vested December 31, 2004 of 23,333 shares for Mr. Summe, 10,000 shares each for Messrs. Friel and Coggins and 5,333 shares each for Messrs. Murphy and Walsh, all valued based upon their market value on December 31, 2004.

The performance units are based on a combination of financial measures, as well as stock price. For the three-year performance period beginning January 1, 2004, the units measure participants on the basis of earnings per share, margin improvement, and cash flow. Each officer is assigned a target number of units, valued at our stock price on the trading day prior to the beginning of the performance period. The units earned are determined by multiplying the number of units assigned to an officer by a performance factor, ranging from 0% to 200%, determined by applicable earnings per share, margin improvement and cash flow performance of the company. For 2004, we outperformed the performance targets. Awards were paid in cash, determined by multiplying the number of units earned by the stock price on December 31, 2004, the end of the performance period. The cash awards for 2004 were $522,668 for Mr. Summe, $224,000 each for Messrs. Friel and Coggins and $119,467 each for Messrs. Murphy and Walsh.

(4)	The amounts reported in this column include our contributions to the PerkinElmer, Inc. Savings Plan for each of Messrs. Summe, Friel and Walsh of $10,250 for 2004, $10,000 for 2003 and 6,600 for 2002. The amounts in this column for Mr. Murphy include $6,765 for 2004, $6,600 for 2003 and $6,050 for 2002 as our contribution to the PerkinElmer, Inc. Savings Plan. The amounts in this column for Mr. Coggins include $10,250 for 2004 and $10,000 for 2003 as our contribution to the PerkinElmer, Inc. Savings Plan. Since 2001, we have maintained a 401(k) Excess Program whereby we contribute an amount to each officer’s deferred compensation plan account to compensate for the limitations on our ability to match the amounts the officers contribute to the PerkinElmer, Inc. Savings Plan. The amounts reported in this column include our contributions to our deferred compensation plan as follows: (i) for Mr. Summe, $37,250 for 2004, $37,500 for 2003 and $21,450 for 2002, (ii) for Mr. Friel, $12,250 for 2004, $12,500 for 2003 and $8,113 for 2002, (iii) for Mr. Murphy, $5,129 for 2004, $4,125 for 2003 and $3,094 for 2002, (iv) for Mr. Coggins, $9,750 for 2004, $10,000 for 2003 and $9,167 for 2002 and (v) for Mr. Walsh, $8,500 for 2004, $8,750 for 2003 and $5,775 for 2002. In addition, in 2002, Mr. Summe received and voluntarily repaid an interest-free loan from us. The foregone interest (including gross-up for taxes) of $114,309 associated with this loan is included in the “All Other Compensation” column for 2002.

(5)	Mr. Coggins joined the Company on July 15, 2002.

Pension Plans

Employees Retirement Plan

The PerkinElmer, Inc. Employees Retirement Plan is a defined benefit pension plan covering most U.S. employees employed as of January 31, 2001 by our Fluid Sciences business and our Optoelectronics business.

We closed the retirement plan to new employees as of January 31, 2001, and employees of our life sciences business ceased future accruals in the plan as of the same date. We amended the retirement plan to cease future accruals as of March 15, 2003 for employees of our Analytical Instruments strategic business unit and our corporate office. None of the executive officers named in the Summary Compensation Table accrue benefits under the retirement plan after March 15, 2003. The retirement plan has the following features.

Subject to maximum benefit limitations prescribed by law, a participant will be entitled to receive an annual payment equal to the sum of 0.85 percent of the participant’s final average earnings multiplied by the number of years of credited service with PerkinElmer, plus 0.75 percent of the excess of such earnings over the social security tax base multiplied by the number of years of credited service (not in excess of 35) with PerkinElmer. For this purpose, a participant’s final average earnings are the average of his base salary for the five consecutive highest salaried years out of the last ten years of credited service with PerkinElmer. The annual compensation taken into account under the retirement plan for purposes of calculating a participant’s final average earnings is subject to limitations under the retirement plan. For 2004, the maximum annual compensation for these purposes was $205,000. The maximum benefit payable from the retirement plan for 2004 is $165,000.

All of our employees who participate in the retirement plan are required either to complete five years of service or to reach their normal retirement date, whichever is first to occur, before they have a vested interest in the retirement plan.

Supplemental Executive Retirement Plan

In addition to the retirement plan described above, we maintain the PerkinElmer, Inc. Supplemental Executive Retirement Plan, which provides additional benefits for our officers named in the Summary Compensation Table, except for Messrs. Coggins and Murphy who joined the company after the plan was closed to new entrants. Officers previously designated by the board of directors are eligible to receive benefits under the supplemental plan when they have completed five years of service and reached 55 years of age while employed by PerkinElmer. In the event of a change of control of PerkinElmer, however, participants in the supplemental plan are eligible to receive benefits regardless of age or years of service. If a participant dies while an employee prior to attaining age 55, but after the completion of five years of service, the participant’s eligible spouse is entitled to receive a benefit in the form of 50 percent of the benefit the participant would have received upon attaining age 55, commencing on the date the participant would have attained age 55.

While we are not required to fund the supplemental plan, effective April 6, 1989, the PerkinElmer, Inc. Non-Qualified Benefit Trust Agreement was established by and between PerkinElmer and Mellon Bank, NA. As of December 31, 2004, the trust formed under that agreement had a balance of $3,509,772. The purpose of the trust is to provide greater assurance to plan participants of the plan’s ability to pay supplemental plan benefits. Amounts held in the trust are subject to the claims of our general creditors in the event of our insolvency or bankruptcy.

The supplemental plan is administered by the compensation and benefits committee of our board of directors. The board may amend or terminate the supplemental plan at any time; however, such amendment or termination may not reduce or eliminate the benefit payments currently being made or the accrued plan benefit of any participant. We closed the supplemental plan to new participants effective July 1, 2000.

The supplemental plan provides an annual benefit payable at retirement in addition to the benefit payable from the retirement plan. Under the supplemental plan, a participant will be entitled to receive an annual payment equal to 0.85 percent of average total compensation, consisting of salary and bonus, for each year of credited service, plus 0.75 percent of average total compensation in excess of the social security tax base for each year of credited service limited to 35 years; less the participant’s benefit payable from the retirement plan, assuming no reduction to the benefit payable due to the participant’s early retirement. No actuarial adjustment is made as a result of retirement before or after age 65. Average total compensation is the average of a participant’s total cash compensation for the highest-compensated consecutive five years of credited service out of his last ten years of credited service prior to age 65 (or his age at earlier termination of employment).

Pension Plan Table (1)(2)

Annual Estimated Benefits Provided by

the Combined PerkinElmer, Inc. Employees Retirement Plan And

Supplemental Executive Retirement Plan

Final Average Earnings	Years of Service
	5	10	15	20	25	30	35
$3,500,000	278,350	556,701	835,051	1,113,401	1,391,752	1,670,102	1,948,452
2,500,000	198,350	396,701	595,051	793,401	991,752	1,190,102	1,388,452
1,500,000	118,350	236,701	355,051	473,401	591,752	710,102	828,452
1,000,000	78,350	156,701	235,051	313,401	391,752	470,102	548,452
900,000	70,350	140,701	211,051	281,401	351,752	422,102	492,452
800,000	62,350	124,701	187,051	249,401	311,752	374,102	436,452
700,000	54,350	108,701	163,051	217,401	271,752	326,102	380,452
600,000	46,350	92,701	139,051	185,401	231,752	278,102	324,452
500,000	38,350	76,701	115,051	153,401	191,752	230,102	268,452
450,000	34,350	68,701	103,051	137,401	171,752	206,102	240,452
400,000	30,350	60,701	91,051	121,401	151,752	182,102	212,452
350,000	26,350	52,701	79,051	105,401	131,752	158,102	184,452
300,000	22,350	44,701	67,051	89,401	111,752	134,102	156,452
250,000	18,350	36,701	55,051	73,401	91,752	110,102	128,452
225,000	16,350	32,701	49,051	65,401	81,752	98,102	114,452
200,000	14,350	28,701	43,051	57,401	71,752	86,102	100,452
175,000	12,350	24,701	37,051	49,401	61,752	74,102	86,452
150,000	10,350	20,701	31,051	41,401	51,752	62,102	72,452
125,000	8,350	16,701	25,051	33,401	41,752	50,102	58,452
100,000	6,350	12,701	19,051	25,401	31,752	38,102	44,452

NOTES

(1)	For the purpose of calculating the amounts shown in the above table, we have assumed that the participants in the specified ranges retired on December 31, 2004 at the age of 65, and that all payments were made on a straight life annuity basis. These payments are not subject to any deduction for social security benefits or other offset amounts.

(2)	Messrs. Summe and Walsh each have five years of credited service and Mr. Friel has four years of credited service under the retirement plan, and Messrs. Summe and Walsh each have seven years of credited service and Mr. Friel has six years of credited service under the supplemental plan as of January 1, 2005. Mr. Murphy and Mr. Coggins are not participants in the retirement plan or the supplemental plan. Compensation covered under the retirement plan is limited to $205,000 for 2004. Compensation covered under the supplemental plan includes the salary and bonus shown in the Summary Compensation Table in this proxy statement.

Employment and Other Agreements

Mr. Summe entered into an amended and restated three-year employment agreement with PerkinElmer in July 2004, which automatically renews for additional three-year terms unless either party provides notice to the other of termination. Messrs. Friel, Murphy, Coggins, Walsh, Barrett and Capello into one-year employment agreements with PerkinElmer in June 2004. Mr. Roush entered into a one-year employment agreement with PerkinElmer in November 2004. All of these agreements automatically renew for additional one-year terms unless either party provides notice to the other. The agreements provide that the executive officer will be paid a base salary as determined by our compensation and benefits committee on an annual basis and that once set, the base salary cannot be set at a rate below the salary rate currently in effect. Thus, the application of the provisions of the employment agreements resulted in minimum base salaries in 2004 for our executive officers as follows: $950,000 for Mr. Summe, $465,000 for Mr. Friel, $425,000 for Mr. Murphy, $400,000 for Mr. Coggins, $375,000 for Mr. Walsh, $315,000 for Mr. Capello, $285,000 for Mr. Barrett and $275,000 for Mr. Roush.

All of the employment agreements with the executive officers provide that in the event of a change in control of PerkinElmer, the employment term shall be extended for a period of three years from the date of the change in control. Following a change in control, if the executive is terminated without cause or resigns for good reason, the executive is entitled to receive a severance payment equivalent to three years of base salary plus bonuses and continuation of specified benefits for three years from the date of termination. In addition, the executive is entitled to receive a gross-up payment for any excise tax due on account of the severance payments plus any additional excise tax and income tax occasioned by the gross-up payment itself.

Generally, the employment agreements provide that a change in control will occur upon any of the following circumstances:

(1) 20% or more of outstanding voting stock of PerkinElmer is acquired by any person or entity;

(2) our continuing directors do not constitute a majority of the board;

(3) a business combination involving PerkinElmer or the sale or disposition of all or substantially all of the assets of PerkinElmer, in which (a) our voting securities outstanding immediately prior thereto would represent 50% or less of the voting securities of the resulting or acquiring entity or (b) any person or entity newly owns 20% or more of the resulting or acquiring entity; or

(4) our complete liquidation or dissolution is approved by our shareholders.

The employment agreement with Mr. Summe provides that he would be entitled to the continuation of his salary, bonus, and employee benefits for three years from the date of termination. The employment agreements with Messrs. Friel and Walsh provide that upon termination initiated by us without cause and with one year’s notice, apart from a change in control, the executive would be entitled to continuation of his or her salary, bonus, and employee benefits for one year from the date of termination. The employment agreements with the other executive officers provide that upon termination initiated by us without cause, apart from a change in control, the executive would be entitled to continuation of his salary, bonus and employee benefits for one year from the date of termination.

In November 2003, prior to Mr. Roush being appointed an executive officer of PerkinElmer, the company entered into an officer transition program with Mr. Roush in recognition of his significant contribution and senior leadership potential. Pursuant to the program, Mr. Roush received a grant of restricted stock and a cash payment. The restricted stock grant of 5,000 shares vests on November 18, 2005, provided that Mr. Roush remains employed by the company through that date. The cash payment consisted of a bonus of $100,000, one-half of which was paid in 2004, prior to Mr. Roush being appointed an executive officer, and one-half was paid in February 2005. Pursuant to the program, Mr. Roush has agreed to repay one-half of this bonus if he leaves the company prior to November 18, 2005. In the event of a change in control of the company or an involuntary termination of Mr. Roush’s employment, the shares vest in full and the requirement to repay the bonus is waived.

Option Grants

There were no stock option grants to executive officers during 2004. No stock appreciation rights were granted during the last fiscal year. In early 2005, we awarded option grants to our executive officers as long-term incentives. For a summary of these awards, please see “Board Compensation Committee Report on Executive Compensation – Components of Executive Compensation – Long-Term Incentives – Stock Options” above.

Option Exercises and Fiscal Year End Values

The following table sets forth information with respect to options exercised during 2004, and the number and value of unexercised options to purchase common stock at the end of fiscal 2004 held by officers named in the Summary Compensation Table in this proxy statement. No stock appreciation rights were exercised during fiscal 2004 or were outstanding at the end of fiscal 2004.

Aggregate Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

Name	Shares Acquired on Exercise(#)	Value Realized($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#) Exercisable/ Unexercisable	Value of Unexercised In-The-Money Options at Fiscal Year-End($) Exercisable/Unexercisable(2)
Gregory L. Summe	—	—	3,726,250/228,750	11,020,100/1,390,800
Robert F. Friel	—	—	1,185,250/105,750	2,265,758/642,960
John P. Murphy	—	—	209,667/162,333	1,154,318/1,747,942
Peter B. Coggins	30,000	$352,800	169,584/465,416	2,069,351/5,630,599
Richard F. Walsh	—	—	947,999/87,333	2,849,758/829,648

NOTES

(1)	Based on the fair market value determined on the date of exercise, less the option exercise price.

(2)	Based on the fair market value of our common stock on December 31, 2004, less the option exercise price. For this purpose, a fair market value of $22.515 was determined by calculating the arithmetic mean of the high and the low selling price on the New York Stock Exchange.

Long-Term Incentive Plans – Awards in Last Fiscal Year

The following table provides information about performance-contingent restricted stock and performance unit awards that we granted to the officers named in the Summary Compensation Table in this proxy statement as long-term incentives. These long-term incentives are described in more detail above under the heading “Board Compensation Committee Report on Executive Compensation – Components of Executive Compensation – Long-Term Incentives.”

			Estimated Future Payouts Under Non-Stock Price-Based Plans (Units or $)(2)
Name	Number of Shares, Units or Other Rights(1)	Performance or Other Period Until Maturation or Payout (Yrs.)	Threshold	Target (# of shares)	Maximum
Gregory L. Summe
Shares	70,000	1 – 3	—	70,000	—
Performance Units	70,000	1 – 3	35,000	70,000	140,000
Robert F. Friel
Shares	30,000	1 – 3	—	30,000	—
Performance Units	30,000	1 – 3	15,000	30,000	60,000
John P. Murphy
Shares	16,000	1 – 3	—	16,000	—
Performance Units	16,000	1 – 3	8,000	16,000	32,000
Peter B. Coggins
Shares	30,000	1 – 3	—	30,000	—
Performance Units	30,000	1 – 3	15,000	30,000	60,000
Richard F. Walsh
Shares	16,000	1 – 3	—	16,000	—
Performance Units	16,000	1 – 3	8,000	16,000	32,000

(1)	On January 25, 2004, we granted restricted stock awards to each of the officers shown above. One-third of the shares reflected in this table for each officer vest upon achievement of three annual EPS goals over a performance period that began on January 1, 2004 and ends on December 31, 2006. One-third of the shares vested on December 31, 2004 based on achievement of the first EPS goal. These shares are disclosed in the LTIP Payouts: Stock column of the Summary Compensation Table in this proxy statement. If remaining performance conditions are not met on or before December 31, 2006, the remaining shares are forfeited.

(2)	On January 25, 2004, we granted performance units to each of the officers shown above. The performance units provided incentives on the basis of EPS, margin and cash flow over the performance period that began on January 1, 2004 and ends on December 31, 2006. For 2004, twenty percent of the performance units were earned and paid in cash (with a value based upon the closing stock price of $22.49 on December 31, 2004). The cash payments based on the earned twenty percent of the units are included in the LTIP Payouts: Cash column of the Summary Compensation Table in this proxy statement.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

On January 25, 2005, the audit committee selected the firm of Deloitte & Touche LLP, independent public accountants, to act as our auditors and to audit the books of PerkinElmer and its subsidiaries for the 2005 fiscal year, which ends on January 1, 2006. Deloitte & Touche LLP is currently performing these duties and has done so continuously since we retained its services on June 20, 2002 to serve as our independent auditors for the 2002 fiscal year. Although shareholder approval of the selection of Deloitte & Touche LLP is not required by law or NYSE rules, our board of directors, upon the recommendation of the audit committee, believes it is advisable and has decided to give our shareholders the opportunity to ratify this selection. If this proposal is not approved by our shareholders at the meeting, our audit committee will reconsider its selection of Deloitte & Touche LLP.

We expect representatives of Deloitte & Touche LLP to be present at the meeting. The representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION

OF THE SELECTION OF DELOITTE & TOUCHE LLP TO SERVE AS OUR

INDEPENDENT AUDITORS FOR THE CURRENT FISCAL YEAR.

PROPOSAL NO. 3

APPROVAL OF THE PERKINELMER, INC.

2005 INCENTIVE PLAN

On January 25, 2005, our board of directors adopted, subject to shareholder approval, the PerkinElmer, Inc. 2005 Incentive Plan. Under the 2005 plan, up to 5,400,000 shares of common stock, subject to adjustment in the event of stock splits and other similar events, may be issued to participants. The 2005 plan is intended to supplement our 2001 Incentive Plan and our Life Sciences Incentive Plan. As of January 25, 2005, options to purchase 13,690,015 shares of our common stock and 618,591 restricted shares of our common stock were outstanding and an additional 3,560,325 shares of our common stock were reserved for future awards under our 2001 plan and our life sciences plan. If the 2005 plan is approved by our shareholders at our 2005 annual meeting, all outstanding awards of options, restricted stock and cash performance incentives under the 2001 plan and the life sciences plan will remain in effect. In addition, we will continue to grant new awards under the 2001 plan and the life sciences plan in accordance with their respective terms and up to the limits, including share limits, provided for in those plans.

The 2005 plan provides for the grant of stock options, stock appreciation rights “SARs”, restricted stock, other stock based awards and cash or stock performance awards. Individuals eligible to receive awards under the 2005 plan include employees, officers and non-employee directors of PerkinElmer. As of January 25, 2005, approximately 1,000 individuals were eligible to receive awards under the 2005 plan.

Shareholder approval of the 2005 plan is required under the applicable rules of the New York Stock Exchange, as well as under the provisions of the Internal Revenue Code of 1986 governing the deductibility of performance-based compensation under Section 162(m) of the Code and qualifying the plan for the award of incentive stock options.

Background

Our board of directors believes that the future success of PerkinElmer depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key individuals. As such, the 2005 plan is integral to our compensation objectives and long-term philosophy and provides us with the flexibility to adapt to changing conditions within our competitive environment. As with the 2001 plan, the 2005 plan provides our board of directors, through its compensation and benefits committee, the discretion and flexibility to utilize a range of award types designed, among other things, to link our compensation programs directly to operational and financial performance measures directed towards long-term shareholder value. In

2003, the committee, working with outside advisors, undertook a review and redesign of PerkinElmer’s long- term incentives. As a result of this review, we adopted a new long-term incentive strategy to provide a more effective balance between share price appreciation and operational and financial performance. In 2004, the committee adopted new long-term incentives comprising the award of stock options, performance-contingent restricted stock and performance units. These incentives are described in greater detail above under the heading “Board Committee Report on Executive Compensation – Components of Executive Compensation – Long-Term Incentives.” The committee believes that this program builds upon its pay-for-performance philosophy and incorporates the growing prevalence in the marketplace of an incentive approach that provides a balance among equity and cash incentive vehicles. While the committee may in the future modify, revise or replace its long-term incentives and strategies, it expects that it will retain the goal of increasing shareholder value as a central component of its long-term incentive philosophy.

2005 plan – Link to Shareholder Interests and Emerging Governance Principles

Our board of directors believes that the 2005 plan maintains the flexibility that PerkinElmer needs to keep pace with its competitors and effectively recruit, motivate, and retain the caliber of employees and directors essential for achievement of the company’s success. The 2005 plan contains a number of design elements and limitations that the board believes reflect current philosophies for long-term shareholder interests and sound corporate governance principles. These include:

•	A balanced long-term incentive program. The 2005 plan will facilitate our migration towards a balanced long-term incentive program such as the program we adopted in 2004, utilizing stock options, performance-based restricted stock and performance units. We anticipate that at least 50% of the value of awards to our executive officers will vest solely on the basis of achievement of performance targets.

•	A conservative share request. The 5,400,000 share request represents approximately 4.2% of our outstanding common stock at January 25, 2005.

•	Prohibition against stock option repricings without shareholder approval. The 2005 plan prohibits reducing the exercise price of outstanding options granted under the plan, other than for capital adjustments either by amendment or by cancellation and replacement.

•	Prohibition against discounted stock options, and delivery of a promissory note to exercise stock options. The 2005 plan specifically prohibits the award of stock options at less than the fair market value of our common stock on the date of grant. In addition, holders of options granted under the plan may not exercise those options by delivering a promissory note to PerkinElmer for the exercise price. These design elements have been viewed unfavorably by many shareholders. We have not generally utilized these plan design elements.

•	A minimum three-year service-based vesting provision. The 2005 plan provides for a minimum three-year vesting schedule for stock options and service-based restricted stock, subject to only limited exceptions. To provide the committee with limited flexibility, under limited circumstances determined by the board or otherwise, up to 10% of the total number of shares of restricted stock awarded can be issued with a vesting period of less than three years or without performance-based criteria.

•	Provides for the reasonable use of “full value” grants. The 2005 plan limits the number of awards that can be granted on a “one-for-one” basis as “full value” type awards such as restricted stock and performance shares. The number of shares that can be granted on a “one-for-one” share basis is 1,000,000 shares, or less than 20% of the total number of shares reserved under the plan. With the changing landscape of equity compensation and expected changes in competitive practices, the 2005 plan also includes a provision to convert additional shares into full value awards at a 3:1 ratio. That is, any full value shares issued in excess of the 1,000,000 share limit will result in the reduction of two additional shares from the available reserve.

•	Fosters ownership environment. The ability to grant equity awards under the 2005 plan will foster our stock ownership programs for executive officers, as discussed above under the heading “Board Compensation Committee Report on Executive Compensation – Stock Ownership Guidelines.”

•	Shares surrendered or withheld to pay the exercise price or tax liability of stock options and/or stock appreciation rights will NOT increase the plan reserve. Shares which are tendered to us as payment for taxes or the exercise price of a stock option or stock appreciation right granted under the 2005 plan will not be applied to the shares reserved for issuance under the plan. Therefore, these shares will not provide PerkinElmer with additional shares to award under the 2005 plan.

The board of directors believes that reasonable stock option grants continue to serve the purpose of aligning PerkinElmer’s compensation to stock price appreciation and shareholder interests. In this regard, stock options are inherently performance-based and should comprise a portion of compensation. Further, the board of directors believes that the use of long-term incentive awards such as performance units and performance-based restricted stock, as well as other awards permitted under the 2005 plan, further reinforces management’s focus on operational and financial performance criteria and fostering long-term shareholder appreciation. We believe that our long-term incentives have been effective in retaining and motivating our key talent. Accordingly, the board believes that approval of the 2005 plan is in the best interests of PerkinElmer and its shareholders and recommends a vote for this proposal.

Description of the 2005 Plan

The following is a brief summary of the 2005 plan, a copy of which is attached as Appendix A to this proxy statement. The following summary is qualified in its entirety by reference to the 2005 plan.

Types of Awards

The 2005 plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, non-statutory stock options, stock appreciation rights, restricted stock, other stock-based awards and cash or stock performance awards.

Incentive Stock Options and Non-statutory Stock Options. Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to the other terms and conditions specified in connection with the option grant. Options will be granted at an exercise price which may not be less than 100% of the fair market value of our common stock on the date of grant. Additionally, under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than 110% of the fair market value of the common stock to optionees holding more than 10% of the voting power of PerkinElmer. We may not, without the approval of our shareholders, reprice outstanding options under the 2005 plan to reduce the exercise price of those options, either by amendment (except for adjustments due to stock splits and other similar events) or by cancellation and replacement. Options may not be granted for a term in excess of ten years. Except in limited situations as determined by our board of directors, such as termination of employment, new hires and changes in control, options that are subject solely to a future service requirement will vest over a minimum of three years from the date of grant, with partial vesting permitted during that time. The 2005 plan permits the following forms of payment of the exercise price of options: (1) payment by cash, check or in connection with a “cashless exercise” through a broker, (2) surrender to PerkinElmer of shares of our common stock, or (3) any combination of these forms of payment. In connection with the merger or consolidation of an entity with PerkinElmer or the acquisition by PerkinElmer of property or stock of an entity, our board may grant options in substitution of any options or other stock or stock-based awards granted by that entity or its affiliates. The terms of these substitute options will be determined by the board, in its discretion, irrespective of any limitations in the 2005 plan ordinarily applicable to the award of stock options.

Stock Appreciation Rights. A stock appreciation right entitles the holder, upon exercise, to receive a number of shares of common stock determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of our common stock. Stock appreciation rights may be granted alone or in tandem with other awards, such as options, and will be generally subject to the same terms and conditions as to exercise price, vesting and term as apply to options awarded under the 2005 plan. The date as of which the appreciation or other measure is determined for a stock appreciation right will be the exercise date, unless another date is specified by our board of directors. Stock appreciation rights may be settled in stock, cash or a combination of stock and cash.

Restricted Stock Awards. Restricted stock awards entitle recipients to acquire shares of our common stock, subject to our right to repurchase all or part of those shares from the recipient in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for the award. Except with respect to no more than 10% of the shares granted as restricted stock awards and in limited situations determined by our board of directors, such as termination of employment, new hires and changes in control, restricted stock awards subject solely to a future service requirement vest over a minimum of three years from the date of grant, with partial vesting permitted during that time.

Other Stock-Based Awards. Under the 2005 plan, the board of directors has the right to grant other awards of common stock and other awards based upon the common stock or other property. These awards may include awards entitling recipients to receive shares of common stock to be delivered in the future. These awards will be available as a form of payment in the settlement of other awards granted under the 2005 plan or as payment in lieu of compensation to which the recipient is entitled. Our board will determine the terms and conditions of other stock-based awards, including any applicable purchase price and whether the awards will be paid in shares of common stock or cash.

Performance Awards. The Committee, or any successor committee, for as long as all of its members are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, is authorized to grant performance awards entitling recipients to receive shares of common stock, cash or any combination of common stock and cash, based on PerkinElmer’s performance over a specified period. The Committee may grant any number of performance awards to any particular participant and a performance award may have a performance period that overlaps the performance period of another performance award. Each performance award will establish the performance period over which the performance goals must be achieved, the performance goals which must be achieved and the amount of the award which will be earned or forfeited based on the extent to which the performance goals are achieved for the performance period. The Committee may establish objective formulas for determining the size of the performance award based on the level of achievement of the performance goal over the performance period.

The performance goals which the Committee may establish with respect to any performance award may include any one or more of (1) earnings per share, (2) return on average equity or average assets with respect to predetermined peer group, (3) earnings, (4) earnings growth, (5) revenues, (6) expenses, (7) stock price, (8) market share, (9) return on sales, assets, equity or investment, (10) regulatory compliance, (11) improvement of financial ratings, (12) achievement of balance sheet or income statement objectives, (13) economic value added, (14) total shareholder return, (15) net operating profit after tax, (16) pre-tax or after-tax income, (17) cash flow, (18) margin, (19) customer satisfaction, or (20) such other objective goals established by the Committee, and may be absolute in their terms or measured against or in relationship to other companies, comparably, similarly or otherwise situated. Additionally, performance goals may be adjusted to exclude any one or more of extraordinary items, gains or losses on the dispositions of discontinued operations, the cumulative effects of changes in accounting principles, the write-down of any asset, and charges for restructuring and rationalization programs. Performance goals may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and may cover any period as may be specified by the Committee. At the end of the performance period, the Committee determines the amount, if any, to be paid to a participant based on the level of the performance goals achieved by the participant and authorizes payment. The Committee has the power to reduce or cancel any award, and the Committee may not waive the achievement of the applicable performance goals, except in the case of the participants’ death or disability.

Stock Available for Awards

We may issue up to 5,400,000 shares of our common stock pursuant to awards granted under the 2005 plan. An award of an option or stock appreciation right will be counted against the share limit under the 2005 plan as one share for each share of common stock subject to the option or stock appreciation right. For share counting purposes, the combination of an option in tandem with a stock appreciation right will be treated as a single award. In general, any award, other than an option or stock appreciation right that is settled in common stock, will be counted against the share limit as one share for each share of common stock issued upon settlement of the award. However, to the extent that awards, other than options or stock appreciation rights, that are settled in common stock exceed 1,000,000 shares, the excess awards will be counted against the share limit as three shares for each share of common stock issued upon settlement of the awards. If any award under the 2005 plan expires or is terminated, surrendered or cancelled without having been fully exercised or is forfeited in whole or in part, including due to repurchase by PerkinElmer, or results in any common stock not being issued, the unused common stock covered by that award will again be available for the grant of awards under the 2005 plan. In general, any share of common stock that again becomes available for grant in that manner will be added back to the share pool as one share. However, any share of common stock that again becomes available for grant in connection with an award, other than an option or stock appreciation right, that is settled in common stock that was initially counted against the share limit as three shares for each share of common stock issued upon settlement of the award will be added back as three shares.

Awards settled in cash will not count against the share limit. In addition, substitute options awarded in connection with the merger or consolidation of an entity with PerkinElmer or the acquisition by PerkinElmer of property or stock of an entity will not count against the share limit, except as may be required by Section 422 of the Internal Revenue Code related to incentive stock options. All of the above share number references, including the maximum number of shares that we may issue under the 2005 plan and the share numbers specified for share counting purposes, are subject to adjustment in the event of stock splits and other similar events.

Eligibility to Receive Awards

Our employees, officers, and non-employee directors are eligible to be granted awards under the 2005 plan. Under present law, however, incentive stock options may only be granted to our employees. The maximum number of shares with respect to which options and stock appreciation rights may be granted to any participant under the 2005 plan may not exceed 800,000 shares per calendar year or, in the case of the award of options or stock appreciation rights made to a new employee or the promotion of a current employee to a new position, 1,500,000 shares in the initial calendar year. The maximum number of shares of common stock with respect to performance awards other than options or stock appreciation rights that may be granted to any participant under the 2005 plan may not exceed 500,000 per calendar year. The maximum payment which may be made to any single participant under the 2005 plan pursuant to a cash-based annual bonus performance award may not exceed $5,000,000 in any calendar year, and the maximum payment which may be made to any single participant under the 2005 plan pursuant to a cash-based long-term incentive performance award may not exceed $10,000,000 for each calendar year of a multi-year award. The maximum number of shares of common stock with respect to awards that may be granted to any non-employee director may not exceed 50,000 per calendar year.

Plan Benefits

As of January 25, 2005, approximately 1,000 persons were eligible to receive awards under the 2005 plan, including our eight executive officers and eight non-employee directors. The granting of awards under the 2005 plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group.

On January 25, 2005, the last reported sale price of our common stock on the New York Stock Exchange was $21.02.

Administration

The 2005 plan is administered by our board of directors. The board has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2005 plan and to interpret the provisions of the 2005 plan. Pursuant to the terms of the 2005 plan, the board may delegate authority under the 2005 plan to one or more committees or subcommittees of the board. The board has authorized the compensation and benefits committee to administer various aspects of the 2005 plan, including the granting of awards to executive officers. The compensation and benefits committee determines all issues relating to performance awards.

Subject to any applicable limitations contained in the 2005 plan, the board of directors, the compensation and benefits committee, or any other committee to whom the board delegates authority, as the case may be, selects the recipients of awards and determines the terms and conditions of awards, including, as applicable, the number of shares of common stock covered by the award, exercise price, term, vesting, issue price, repurchase provisions and price, form of settlement and other terms.

Our board of directors is required to make appropriate adjustments in connection with the 2005 plan and any outstanding awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization. The 2005 plan also contains provisions addressing the consequences of any reorganization event, which is defined as (1) any merger or consolidation of PerkinElmer with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (2) any exchange of all of our common stock for cash, securities or other property pursuant to a share exchange transaction or (3) any liquidation or dissolution of PerkinElmer. Upon the occurrence of a reorganization event, the board will provide, with respect to awards other than restricted stock, that:

•	all outstanding awards are to be assumed, or substituted for, by the acquiring or succeeding corporation;

•	all outstanding awards will become exercisable in full and will terminate immediately before the reorganization event unless exercised within a specified time;

•	all outstanding awards will become realizable or deliverable or applicable restrictions will lapse in whole or in part prior to the reorganization event;

•	a cash out of the value of any outstanding options will be paid;

•	outstanding awards will convert into the right to receive liquidation or dissolution proceeds; or

•	any combination of the foregoing actions will occur.

Upon the occurrence of a reorganization event other than a liquidation or dissolution of PerkinElmer, the repurchase and other rights of PerkinElmer under each outstanding restricted stock award will inure to the benefit of the acquiring or succeeding corporation. Upon the occurrence of a liquidation or dissolution of PerkinElmer, the board may specify the effect of a liquidation or dissolution on any restricted stock award.

Amendment or Termination

No award may be made under the 2005 plan after January 24, 2015, but awards previously granted may extend beyond that date. The board of directors may at any time amend, suspend or terminate the 2005 plan, except as limited, without the approval of our shareholders, by the applicable rules of the New York Stock Exchange, and by Sections 162(m) and 422 of the Internal Revenue Code.

We may not grant awards under the 2005 plan if our shareholders do not approve the adoption of the 2005 plan. In that event, the board of directors will consider whether to adopt alternative arrangements based on its assessment of the needs of PerkinElmer.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the 2005 plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement and assumes that all awards are granted in compliance with Section 409A of the Internal Revenue Code. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options

A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by PerkinElmer or its corporate parent or 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options

A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights

A participant will not have income upon the grant of a stock appreciation right. A participant will have compensation income upon the exercise of a stock appreciation right equal to the amount of any cash received and the fair market value of any stock delivered in payment of the amount due under the stock appreciation right. Upon the sale of any stock received by the participant upon the exercise of a stock appreciation right, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date it was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Performance Awards

A participant will not have income upon the grant of a performance award. A participant will have compensation income equal to the amount of any cash received and the fair market value of any stock delivered in accordance with the terms of the performance award. Upon the sale of any stock received by the participant in payment of the performance award, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day it was received. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards

A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Internal Revenue Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards

The tax consequences associated with any other stock-based award granted under the 2005 plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant’s holding period and tax basis for the award or underlying common stock.

Deferred Compensation

In certain circumstances, participants may defer receipt of amounts attributable to awards. If a proper deferral is made, the participant will not recognize compensation income until cash or property is received, subject to the requirements of Section 409A of the Internal Revenue Code.

Tax Consequences to PerkinElmer

There will be no tax consequences to PerkinElmer except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE PERKINELMER, INC. 2005 INCENTIVE PLAN.

Equity Compensation Plan Information

Tabular Data

The following table provides information about the securities authorized for issuance under our equity compensation plans as of January 2, 2005:

	(a)	(b)	( c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))(1)
Equity compensation plans approved by holders of PerkinElmer securities(2)	11,814,339	$22.39	4,491,703	(2)
Equity compensation plans not approved by holders of PerkinElmer securities(3)	1,875,676	$16.06	1,192,826
Total	13,690,015	$21.52	5,684,529

NOTES

(1)	In addition to being available for future issuance upon exercise of options that may be granted after January 2, 2005, shares available for issuance under equity compensation plans, except for shares available for issuance under our 1998 Employee Stock Purchase Plan, may instead be issued in the form of restricted stock or other equity-based awards, subject to share limitations contained in those plans.

(2)	Includes 2,124,204 shares which remain issuable under our 1998 Employee Stock Purchase Plan, of which approximately 250,000 shares are issuable in connection with the current offering period, which ends on June 30, 2005. To the extent that any outstanding option under our 1999 Incentive Plan, approved by shareholders, expires or is cancelled prior to its exercise in full, the shares of common stock for which such option is not exercised become available for future grant under our 2001 Incentive Plan.

(3)	This table excludes an aggregate of 340,784 shares issuable upon exercise of outstanding options we assumed in connection with various acquisition transactions. The per share weighted average exercise price of the excluded options is $19.63. Set forth below under the heading “Non-Shareholder Approved Plans” is a description of the material terms of our Life Sciences Incentive Plan, which we assumed in connection with our November 2001 acquisition of Packard BioScience Company. This table includes the options outstanding and shares available for issuance under our Life Sciences Incentive Plan.

Non-Shareholder Approved Plans

Life Sciences Incentive Plan

We assumed the Life Sciences Incentive Plan when we acquired Packard BioScience Company. The life sciences plan and our 2001 plan are the only two plans from which we continue to make grants. Although the 2001 plan was approved by our shareholders, the life sciences plan was not.

Shares subject to Plans: A maximum of 2,322,606 shares in the life sciences plan, as adjusted, were approved by the shareholders of the Packard BioScience Company for awards under the plan. We have made and will make appropriate adjustments to the shares subject to these plans and to outstanding awards upon a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in our capital structure. To the extent that any outstanding option under the life sciences plan expires or terminates prior to exercise in full, or if shares issued upon exercise of an option or pursuant to a stock issuance are repurchased by us, the shares of common stock for which such option is not exercised, or the repurchased shares, are returned to the life sciences plan and become available for future grant.

Eligibility: Our employees, excluding officers and directors, and any individuals who have accepted an offer of employment, are eligible to be granted options or awards under the life sciences plan.

Administration: The life sciences plan is administered by our board of directors. The board has the authority to grant options and awards and to adopt, amend and repeal administrative rules, guidelines and practices. The board may delegate any or all of its powers under the life sciences plan to one or more committees of the board.

Terms and conditions: Under the life sciences plan, the board may grant options to purchase common stock and determine the number of shares to be covered by each option, the exercise price, and the conditions and limitations applicable to the exercise of each option. The exercise price at the time of option grant may not be less than 100% of the fair market value of the common stock at the time the option is granted. The option term cannot exceed 10 years.

Adjustments for Changes in Common Stock and Certain Other Events: Under the life sciences plan, in the event of our proposed liquidation or dissolution, the board will provide that all then unexercised options will become exercisable in full and terminate effective upon the liquidation or dissolution, except to the extent exercised before the effective date. The board may specify the effect of a liquidation or dissolution on any award granted under the plans. In the event of an acquisition, defined as any merger or consolidation of PerkinElmer with or into another entity as a result of which our common stock is converted into or exchanged for the right to receive cash, securities or other property or any exchange of shares of PerkinElmer for cash, securities or other property pursuant to a statutory share exchange transaction, the board will provide that all outstanding options will be assumed, or equivalent options will be substituted, by the acquiring or succeeding corporation. If the acquiring or succeeding corporation does not agree to assume, or substitute for the options, the board will provide that unexercised options will become exercisable in full as of a specified time prior to the event.

Amendment: The board may at any time amend, suspend or terminate the plans.

Other Plans

We granted options to our Chief Executive Officer in January 1999 under a plan that was not approved by shareholders.

Shares subject to the plan: A maximum of 900,000 shares in the plan were approved for awards under the plan. Appropriate adjustments will be made to the shares subject to options outstanding under the plan upon a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in our capital structure. The options granted to our Chief Executive Officer were the sole awards authorized for grant under the plan. No additional grants may be made under the plan.

Administration: The plan is administered by our board of directors. The board has the authority to adopt, amend and repeal administrative rules, guidelines and practices. The board may delegate any or all of its powers under the plan to one or more committees of the board.

Terms and conditions: We made two option grants totaling 900,000 shares to our Chief Executive Officer under this plan. The first grant was made on January 8, 1998, for 400,000 shares with a per share exercise price of $10.59 and an expiration date in January 2008. The option vested in full in January 2001. The second grant was made on January 20, 1999, for 500,000 shares with a per share exercise price of $13.63 and an expiration date in January 2009. The option vested in full in January 2000. Vesting of the second option accelerated based on satisfaction of the performance target of 50% cumulative growth in our earnings per share within two (2) years or less over the base year 1998, adjusted for the effects of acquisitions and divestitures. In each case, the option exercise price represented the fair market price of the stock on the date of grant. Upon the death or total disability of the optionee, he or his estate has one year to exercise vested options. Upon retirement at a PerkinElmer-recognized retirement age the optionee has the earlier of three (3) years or January 2009 to exercise vested options. Upon termination of the optionee’s employment, all further vesting stops and all unvested shares are cancelled. Upon a change in control of PerkinElmer, all unvested options become 100% vested.

OTHER MATTERS

Our board of directors does not know of any other business to be presented for consideration at the meeting other than that described above. However, if any other business should come before the meeting, it is the intention of the persons named in the proxy to vote, or otherwise act, in accordance with their judgment on such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and 10% shareholders to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and 10% shareholders are required by SEC regulations to furnish PerkinElmer with copies of all Section 16(a) reports they file. Based on a review of the copies of reports and written representations from our executive officers and directors, we believe that during fiscal 2004 our executive officers, directors and 10% shareholders have complied with all Section 16(a) filing requirements.

SHAREHOLDER PROPOSALS

FOR 2006 ANNUAL MEETING OF SHAREHOLDERS

In order to be considered for addition to the agenda for the 2006 annual meeting of shareholders and to be included in the proxy statement and form of proxy, shareholder proposals should be addressed to the Clerk of PerkinElmer and must be received at our corporate offices no later than November 18, 2005.

Shareholders who wish to make a proposal at the 2006 annual meeting — other than one that will be included in our proxy materials — should notify PerkinElmer no later than February 1, 2006. If a shareholder who wishes to present a proposal fails to notify PerkinElmer by this date, the proxies that the board of directors solicits for the 2006 annual meeting will have discretionary authority to vote on the shareholder’s proposal if it is properly brought before the 2006 annual meeting. If a shareholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the Securities and Exchange Commission. The corresponding proposal submission date for the 2005 annual meeting was February 7, 2005. The proxies that the board of directors solicits for the 2005 annual meeting will have discretionary authority to vote on any shareholder proposals properly brought before the 2005 annual meeting with respect to which PerkinElmer was not notified by that date.

By Order of the Board of Directors,

Gregory L. Summe

Chief Executive Officer and President

Wellesley, Massachusetts

March 18, 2005

APPENDIX A

PERKINELMER, INC.

2005 INCENTIVE PLAN

1.    Purpose

The purpose of this 2005 Incentive Plan (the “Plan”) of PerkinElmer, Inc., a Massachusetts corporation (the “Company”), is to advance the interests of the Company’s shareholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company, and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company’s shareholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.    Eligibility

All of the Company’s employees, officers and non-employee directors serving on the Board are eligible to receive options, stock appreciation rights, restricted stock and other stock-based or cash awards (each, an “Award”) under the Plan. Each person who receives an Award under the Plan is deemed a “Participant”.

3.    Administration and Delegation

(a) Administration by Board of Directors.    The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

(b) Appointment of Committees.    To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). During such time as the common stock of the Company (the “Common Stock”) is registered under the Securities Exchange Act of 1934 (the “Exchange Act”), the Board shall appoint one such Committee of not less than two members, each member of which shall be an “outside director” within the meaning of Section 162(m) of the Code, a “non-employee director” as defined in Rule16b-3 promulgated under the Exchange Act, and an “independent director” within the meaning of Section 303A of the New York Stock Exchange Listed Company Manual. All references in the Plan to the “Board” shall mean the Board or a Committee of the Board to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee. Unless otherwise determined by the Board, the Committee shall be the Compensation and Benefits Committee.

4.    Stock Available for Awards

(a) Number of Shares.    Subject to adjustment under Section 10, Awards may be made under the Plan for up to 5.4 million shares of Common Stock.

(b) Share Counting.

(1) Options and SARs.    Subject to adjustment under Section 10, an Award of an Option or SAR (each as defined below) shall be counted against the share limit specified in Section 4(a) as one share for each share of common stock subject to the Option or SAR (provided that, for share counting purposes, the combination of an Option in tandem with an SAR shall be treated as a single Award).

(2) Awards other than Options and SARs.    Subject to adjustment under Section 10, and except as otherwise provided in the next sentence of this Section 4(b), any Award that is settled in Common Stock

(other than an Option or SAR) shall be counted against the share limit specified in Section 4(a) as one share for each share of common stock issued upon settlement of such Award. Subject to adjustment under Section 10, to the extent the aggregate Awards that are settled in Common Stock (other than Options and SARs) exceed 1 million shares, such excess Awards shall be counted against the share limit specified in Section 4(a) as three shares for each share of common stock issued upon settlement of such Awards.

(3) Cash Awards.    Awards settled in cash shall not count against the share limit specified in Section 4(a).

(c) Lapses.    If any Award expires or is terminated, surrendered or cancelled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. However, in the case of Incentive Stock Options (as hereinafter defined), the foregoing provisions shall be subject to any limitations under the Code. Subject to adjustment under Section 10, any Common Stock that again becomes available for grant pursuant to the preceding sentence shall be added back as one share, except that any Common Stock that again becomes available for grant in connection with an Award described in the second sentence of Section 4(b)(2), shall be added back as three shares.

(d) Sub-limits.    Subject to adjustment under Section 10, the following sub-limits on the number of shares subject to Awards shall apply:

(1) Section 162(m) Per-Participant Limit.    Subject to adjustment under Section 10, the maximum number of shares of Common Stock with respect to which Options or SARs may be granted under the Plan in any calendar year to any single Participant shall be 800,000, except that for the calendar year in which falls either (i) the date on which a Participant’s employment at the Company commences or (ii) the effective date of a Participant’s promotion to a more senior position within the Company (as determined in the discretion of the Board), the maximum number of shares of Common Stock with respect to which Options or SARs may be granted under the Plan in such calendar year to such a newly hired or newly promoted Participant shall be 1,500,000. For purposes of the foregoing limits, any combination of an Option in tandem with an SAR shall be treated as a single Award, with shares of Common Stock attributable only to the Option counting towards the foregoing calendar-year share limits. Subject to adjustment under Section 10, the maximum number of shares of Common Stock with respect to which Performance Awards settled in Common Stock (other than Options or SARs) may be granted under the Plan in any calendar year to any Participant shall be 500,000. In addition to the foregoing annual grant limits on Options/SARs and on Performance Awards settled in Common Stock (other than Options or SARs), no single Participant may in any calendar year receive a payment in excess of $15,000,000 pursuant to a Performance Award under the Plan payable in cash. Of the $15,000,000 annual cash limit, the maximum payment which may be made to any single Participant in any calendar year pursuant to a cash-based annual bonus Performance Award under the Plan shall not exceed $5,000,000, and the maximum payment which may be made to any single Participant in any calendar year pursuant to a cash-based long-term incentive Performance Award under the Plan shall not exceed $10,000,000 for each calendar year of a multi-year Award. The per-Participant limits described in this Section 4(d)(1) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).

(2) Limit on Awards to Non-Employee Directors.    Subject to adjustment under Section 10, the maximum number of shares of Common Stock with respect to which Awards may be granted to any single non-employee director shall be 50,000 per calendar year.

5.    Stock Options

(a) General.    The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the terms, conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option which is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option”.

(b) Incentive Stock Options.    An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of the Company, any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option, or for any action taken by the Board pursuant to Section 12(d), including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

(c) Exercise Price.    The Board shall establish the exercise price of each Option and specify such exercise price in the applicable option agreement; provided, however, that the exercise price shall not be less than 100% of the fair market value of the Common Stock, as determined by the Board, at the time the Option is granted.

(d) Minimum Vesting.    Except in limited situations as determined by the Board (including termination of employment, changes in control of the Company as defined in the Option award, and awards to new hires), Options subject solely to a future service requirement shall have a vesting period of not less than three years from the date of grant (but permitting partial vesting, on a pro rata or other basis, over such time).

(e) Limitation on Repricing.    Unless such action is approved by the Company’s shareholders: (1) no outstanding Option granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option (other than adjustments pursuant to Section 10) and (2) the Board may not cancel any outstanding Option and grant in substitution therefore new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled Option.

(f) Duration of Options.    Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no Option will be granted for a term in excess of 10 years.

(g) Exercise of Option.    Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(h) for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company following exercise either as soon as practicable or, subject to such conditions as the Board shall specify in the applicable option agreement, on a deferred basis (with the Company’s obligation to be evidenced by an instrument providing for future delivery of the deferred shares at the time or times specified by the Board).

(h) Payment Upon Exercise.    Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as the Board may otherwise provide in an option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3) when the Common Stock is registered under the Exchange Act, by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board (“Fair Market Value”), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements; or

(4) by any combination of the above permitted forms of payment.

(i) Substitute Options.    In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Options in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Options may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Options contained in the other sections of this Section 5 or in Section 2. Substitute Options shall not count against the overall share limit set forth in Section 4(a), except as may be required by reason of Section 422 and related provisions of the Code.

6.    Stock Appreciation Rights.

(a) General.    The Board may grant stock appreciation rights (each, an “SAR”), which are Awards entitling the holder, upon exercise, to receive a number of shares of Common Stock determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock. SARs may be granted alone or in tandem with other Awards, including Options, and shall generally be subject to the terms and conditions applicable to Options as set forth in Sections 5(c), (d), (e) and (f). The date as of which such appreciation or other measure is determined shall be the exercise date unless another date is specified by the Board in the SAR.

(b) Exercise.    SARs may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with any other documents required by the Board.

(c) Payment.    SARs may be settled in stock, cash or a combination of cash and stock. In the event SARs are settled in shares of stock, the entire number of shares covered by the grant will be counted against the share limit specified in Section 4(a) (as such amount may be adjusted under Section 10).

7.    Restricted Stock.

(a) General.    The Board may grant Awards entitling recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award (each, a “Restricted Stock Award”).

(b) Terms and Conditions.    Subject to Section 7(c) below, the Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any.

(c) Minimum Vesting.    Except (1) with respect to no more than ten percent of the shares granted as Restricted Stock Awards and (2) in limited situations as determined by the Board (including termination of employment, changes in control of the Company as defined in the Option award, and awards to new hires), Restricted Stock Awards subject solely to a future service requirement shall have a vesting period of not less than three years from the date of grant (but permitting partial vesting, on a pro rata or other basis, over such time). The Board may waive its right to repurchase shares of Common Stock (or waive the forfeiture thereof) or may remove or modify any part or all of the restrictions applicable to a Restricted Stock Award only in extraordinary circumstances which shall include, without limitation: death or disability of the Participant; estate planning needs of the Participant; a merger, consolidation, sale, reorganization, recapitalization, or change in control of the Company; or any other nonrecurring significant event affecting the Company, a Participant or the Plan.

(d) Stock Certificates.    Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.

(e) Deferred Delivery of Shares.    The Board may, at the time any Restricted Stock Award is granted, provide that, at the time Common Stock would otherwise be delivered pursuant to the Award, the Participant shall instead receive an instrument evidencing the right to future delivery of Common Stock at such time or times, and on such conditions, as the Board shall specify in the applicable Award. The Board may at any time accelerate the time at which delivery of all or any part of the Common Stock shall take place. The Board may also permit an exchange of unvested shares of Common Stock that have already been delivered to a Participant for an instrument evidencing the right to future delivery of Common Stock at such time or times, and on such conditions, as the Board shall specify in the applicable Award.

8.    Other Stock-Based Awards.

Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (“Other Stock Unit Awards”), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock Unit Awards may be paid in shares of Common Stock or cash, as the Board shall determine. Subject to the provisions of the Plan, the Board shall determine the conditions of each Other Stock Unit Awards, including any purchase price applicable thereto. At the time any Award is granted, the Board may provide in the applicable Award agreement that, at the time Common Stock would otherwise be delivered pursuant to the Award, the Participant will instead receive an instrument evidencing the Participant’s right to future delivery of the Common Stock.

9.    Performance Awards.

(a) Administration.    This Section 9 shall be administered by a Committee approved by the Board, all of the members of which are “outside directors” as defined by Section 162(m) (the ”Section 162(m) Committee”).

(b) Grants.    The Section 162(m) Committee may grant Awards entitling recipients to receive shares of Common Stock, cash, or any combination thereof, based on Company performance over a specified period (each, a “Performance Award”). The Section 162(m) Committee may grant any number of Performance Awards to any particular Participant and a Performance Award may have a performance period that overlaps the performance period of another Performance Award.

(c) Terms and Conditions.    Each Performance Award shall establish the performance period over which the performance goals of the Company must be achieved; the performance goals which must be achieved; and the amount of the award which will be earned or forfeited based on the extent to which the performance goals are achieved for the performance period. The Section 162(m) Committee may establish objective formulas for determining the size of the Performance Award based on the level of achievement of the performance goals over the performance period.

(d) Performance Goals.    The performance goals which the Section 162(m) Committee may establish with respect to any Performance Award may include any one or more of (1) earnings per share, (2) return on average equity or average assets with respect to a pre-determined peer group, (3) earnings, (4) earnings growth, (5) revenues, (6) expenses, (7) stock price, (8) market share, (9) return on sales, assets, equity or investment, (10) regulatory compliance, (11) improvement of financial ratings, (12) achievement of balance sheet or income statement objectives, (13) economic value added, (14) total shareholder return, (15) net operating profit after tax, (16) pre-tax or after-tax income, (17) cash flow, (18) margin or (19) such other objective goals established by the Section 162(m) Committee, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such performance goals may be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, and (v) charges for restructuring and rationalization programs. Such performance goals may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Section 162(m) Committee.

(e) Additional Section 162(m) Per-Participant Limits.    Performance Awards shall be subject to the per-participant limits set forth in Section 4(d)(1).

(f) Payment.    At the end of the performance period with respect to which a Performance Award is granted, the Section 162(m) Committee shall determine the amount, if any, to be paid to the Participant based on the level of the performance goals established by the Section 162(m) Committee for purposes of the Performance Award, and shall authorize the Company to pay the Participant the amount so determined. The Section 162(m) Committee may at any time, in its sole discretion, cancel a Performance Award or reduce or eliminate the amount payable with respect to a Performance Award without the consent of the Participant, and the Section 162(m) Committee may not waive the achievement of the applicable performance goals except in the case of death or disability of the Participant.

(g) Performance-Based Compensation.    In the case of a Performance Award to an officer likely to be a “covered participant” within the meaning of Section 162(m), the Section 162(m) Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

10.    Adjustments for Changes in Common Stock and Certain Other Events.

(a) Changes in Capitalization.    In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than an ordinary cash dividend, (1) the number and class of securities available under this Plan, (2) the share counting provisions of Sections 4(b) and (c), (3) the sub-limits set forth in Section 4(d), (4) the number and class of securities (including without limitation securities to be delivered on a deferred basis pursuant to Section 5(g)) and exercise price per share of each outstanding Option, (5) the share- and per-share provisions of each Stock Appreciation Right, (6) the repurchase price per share subject to each outstanding Restricted Stock Award, (7) the number of securities to be delivered on a deferred basis pursuant to Section 7(e) and (8) the share- (including without limitation the number of securities to be delivered in the future pursuant to the last sentence of Section 8) and per-share-related provisions of each outstanding Other Stock Unit Award or Performance Award (if applicable), shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent determined by the Board. If this Section 10(a) applies and Section 10(c) also applies to any event, Section 10(c) shall be applicable to such event, and this Section 10(a) shall not be applicable.

(b) Reorganization Events.

(1) Definition.    A “Reorganization Event” shall mean: (i) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (ii) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction or (3) any liquidation or dissolution of the Company.

(2) Consequences of a Reorganization Event on Awards Other than Restricted Stock Awards.    In connection with a Reorganization Event, the Board shall take any one or more of the following actions as to all or any outstanding Awards (other than Restricted Stock Awards) on such terms as the Board determines: (i) provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that the Participant’s unexercised Options or other unexercised Awards shall become exercisable in full and will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become realizable or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to a Participant equal to (A) the Acquisition Price times the number of shares of Common Stock subject to the

Participant’s Options or other Awards (to the extent the exercise price does not exceed the Acquisition Price) minus (B) the aggregate exercise price of all such outstanding Options or other Awards, in exchange for the termination of such Options or other Awards, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof) and (vi) any combination of the foregoing.

For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in fair market value to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

To the extent all or any portion of an Option becomes exercisable solely as a result of clause (ii) above, the Board may provide that upon exercise of such Option, the Participant shall receive shares subject to a right of repurchase by the Company or its successor at the Option exercise price. Such repurchase right (x) shall lapse at the same rate as the Option would have become exercisable under its terms and (y) shall not apply to any shares subject to the Option that were exercisable under its terms without regard to clause (ii) above.

(3) Consequences of a Reorganization Event on Restricted Stock Awards.    Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award. With respect to the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, the Board may specify the effect of a liquidation or dissolution on any Restricted Stock Award granted under the Plan at the time of the grant of such Restricted Stock Award.

11.    General Provisions Applicable to Awards

(a) Transferability of Awards.    Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

(b) Documentation.    Each Award shall be evidenced in a written instrument in such form as the Board shall determine; such written instrument may be in the form of an agreement signed by the Company and the Participant or a written or electronic confirming memorandum from the Company to the Participant. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Board Discretion.    Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d) Termination of Status.    The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e) Withholding.    Each Participant shall pay to the Company, or make provision satisfactory to the Company for payment of, any taxes required by law to be withheld in connection with an Award to such Participant no later than the date of the event creating the tax liability. Except as the Board may otherwise provide in an Award, for so long as the Common Stock is registered under the Exchange Act, Participants may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

(f) Amendment of Award.    Except as otherwise provided in Section 5(e), the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

(g) Conditions on Delivery of Stock.    The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (1) all conditions of the Award have been met or removed to the satisfaction of the Company, (2) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (3) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h) Acceleration.    Except as provided in Sections 5(d), 7(c) or 9(f), the Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

12.    Miscellaneous

(a) No Right To Employment or Other Status.    No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Shareholder.    Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a shareholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(c) Effective Date and Term of Plan.    The Plan shall become effective on the date on which it is adopted by the Board, but no Award may be granted unless and until the Plan has been approved by the Company’s shareholders. No Awards shall be granted under the Plan after the completion of 10 years from the earlier of (1) the date on which the Plan was adopted by the Board or (2) the date the Plan was approved by the Company’s shareholders, but Awards previously granted may extend beyond that date.

(d) Amendment of Plan.    The Board may amend, suspend or terminate the Plan or any portion thereof at any time; provided that, to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until such amendment shall have been approved by the Company’s shareholders if required by Section 162(m) (including the vote required under Section 162(m)); and provided further that, without approval of the Company’s shareholders, no amendment may (1) increase the number of shares authorized under the Plan (other than pursuant to Section 10), (2) materially increase the benefits provided under the Plan, (3) materially expand the class of participants eligible to participate in the Plan, (4) expand the types of Awards provided under the Plan or (5) make any other changes that require shareholder approval under the rules of the New York Stock Exchange. In addition, if at any time the approval of the Company’s shareholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval.

(e) Provisions for Foreign Participants.    The Board may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

(f) Governing Law.    The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to any applicable conflicts of law.

Our annual meeting of shareholders will be held at 10:30 a.m. on Tuesday, April 26, 2005, at our corporate offices. Our corporate offices are located at 45 William Street, Wellesley, Massachusetts. Our phone number at that address is (781) 237-5100. The address of our Internet website is www.perkinelmer.com.

The following are directions to our corporate offices:

Going South on Route 128 (I-95): Bear right off Route 128 South to enter Route 9 East. Continue for .2 miles and exit right off Route 9 at the Chestnut Street exit. Take the first left and go through the underpass. Turn left again and proceed to the stop sign. Continue straight ahead for several yards and turn right onto William Street to enter Wellesley Office Park.

Going North on Route 128 (I-95): Bear right off Route 128 to enter Route 9 East. Continue for a short distance and exit right off Route 9 at the Chestnut Street exit. Take the first left and go through the underpass. Turn left again and proceed to the stop sign. Continue straight ahead for several yards and turn right onto William Street to enter Wellesley Office Park.

Going West on Route 9: Exit right off Route 9 West onto the William Street exit to enter Wellesley Office Park. William Street is the next exit after the Chestnut Street exit and the last exit before Route 128.

Going East on Route 9: Bear right off Route 9 East onto the Chestnut Street exit after passing under Route 128. Take the first left and go through the underpass. Turn left again and proceed to the stop sign. Continue straight ahead for several yards and turn right onto William Street to enter Wellesley Office Park.

* Corporate offices, 45 William Street, Wellesley, Massachusetts

PerkinElmer® is a registered trademark of PerkinElmer, Inc

APPENDIX B

PROXY
PerkinElmer, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

For Annual Meeting of Shareholders April 26, 2005

The undersigned hereby appoints Gregory L. Summe and Robert F. Friel, and each of them, proxies with power of substitution to vote, as indicated herein, for and on behalf of the undersigned at the Annual Meeting of Shareholders of PerkinElmer, Inc. (the “Company”), to be held at the Company’s corporate offices, 45 William Street, Wellesley, Massachusetts on Tuesday, April 26, 2005, at 10:30 a.m., and at any adjournment or postponement thereof, and, in their discretion, upon any other matters that may properly come before said Meeting, hereby granting full power and authority to act on behalf of the undersigned at said Meeting.

1. ELECTION OF DIRECTORS To elect 01 Tamara J. Erickson, 02 Nicholas A. Lopardo, 03 Alexis P. Michas, 04 James C. Mullen,

                                                     05 Dr. Vicki L. Sato, 06 Gabriel Schmergel, 07 Kenton J. Sicchitano, 08 Gregory L. Summe and

                                                     09 G. Robert Tod for terms of one year each.

2. RATIFICATION OF AUDITORS To ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors for the current fiscal year.

3. ADOPTION OF PLAN To approve the PerkinElmer, Inc. 2005 Incentive Plan.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

é    FOLD AND DETACH HERE    é

PerkinElmer, Inc.
Annual Meeting of Shareholders

April 26, 2005

10:30 a.m.

Company’s Corporate Offices

45 William Street

Wellesley, Massachusetts

This is your admission ticket to the Annual Meeting of Shareholders of PerkinElmer, Inc. to be held on Tuesday, April 26, 2005 at the Company’s corporate offices located at 45 William Street, Wellesley, Massachusetts. Please detach and present this ticket and proof of identity for admission to the Annual Meeting. This ticket is issued to the shareholder whose name appears on it and is non-transferable.

This proxy when executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of all Directors listed on the reverse side; FOR the ratification of Deloitte & Touche LLP as independent auditors; and FOR the approval of the PerkinElmer, Inc. 2005 Incentive Plan.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The Board of Directors recommends a vote FOR Proposal 1				The Board of Directors recommends a vote FOR Proposal 2	FOR	AGAINST	ABSTAIN
1. To elect nine nominees for Director for terms of one year each (see reverse);				2. To ratify the appointment of Deloitte & Touche LLP as PerkinElmer’s independent auditors for the current fiscal year.	☐	☐	☐
FOR ALL NOMINEES	☐	WITHHELD FROM ALL NOMINEES	☐
				The Board of Directors recommends a vote FOR Proposal 3	FOR	AGAINST	ABSTAIN
FOR except vote withheld from the following nominee(s):				3. To approve the PerkinElmer, Inc. 2005 Incentive Plan.	☐	☐	☐

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

Signature	Date	Signature	Date

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign by authorized person.

é    FOLD AND DETACH HERE    é

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to Annual Meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/pki Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.